EXHIBIT 10.1






                             CREDIT AGREEMENT

                                  AMONG

                     LIBERTY PROPERTY LIMITED PARTNERSHIP

                                   and

                           LIBERTY PROPERTY TRUST

                                   and

       FLEET NATIONAL BANK, AS LEAD ARRANGER AND ADMINISTRATIVE AGENT

                                   and

                FIRST UNION NATIONAL BANK, AS SYNDICATION AGENT

                                   and

             PNC BANK, NATIONAL ASSOCIATION, AS DOCUMENTATION AGENT

                                   and

                       BANK ONE, N.A., AS CO-AGENT

                      COMMERZBANK AG,  NEW YORK AND
                    GRAND CAYMAN BRANCHES, AS CO-AGENT

                  DRESDNER BANK AG, NEW YORK BRANCH AND
                    GRAND CAYMAN BRANCH, AS CO-AGENT

                                   and

                        THE LENDERS PARTY HERETO




TABLE OF CONTENTS



Section 1.      DEFINITIONS OF RULES OF INTERPRETATION               1
Section 1.1.      Definitions                                        1
Section 1.2.      Rules of Interpretation                           20

Section 2.      REVOLVING CREDIT FACILITY                           21
Section 2.1.      Commitment to Lend; Limitation on Total
                  Commitment                                        21
Section 2.2.      Changes in Total Commitment                       21
Section 2.3.      The Notes                                         23
Section 2.4.      Interest on Loans                                 23
Section 2.5.      Requests for Loans                                23
Section 2.6.      Conversion Options                                24
Section 2.7.      Funds for Loans                                   25
Section 2.8       Swingline Loans                                   26
Section 2.9.      Letters of Credit                                 27

Section 3.      REPAYMENT OF THE LOANS                              30
Section 3.1.      Maturity                                          30
Section 3.2.      Mandatory Repayments of Loan                      30
Section 3.3.      Optional Repayments of Loans                      30

Section 4.      CERTAIN GENERAL PROVISIONS                          32
Section 4.1.      Fees                                              32
Section 4.2.      Commitment Fee                                    32
Section 4.3.      Funds for Payments                                32
Section 4.4.      Computations                                      33
Section 4.5.      Additional Costs, Etc                             33
Section 4.6.      Capital Adequacy                                  34
Section 4.7.      Certificate                                       34
Section 4.8.      Indemnity                                         34
Section 4.9.      Interest on Overdue Amounts                       35
Section 4.10.     Inability to Determine Eurodollar Rate            35
Section 4.11.     Illegality                                        35
Section 4.12.     Replacement of Lenders                            36

Section 5.      UNENCUMBERED PROPERTIES; NO LIMITATION ON RECOURS   36
Section 5.1.      Unencumbered Properties and
                  Unencumbered Development Properties               36
Section 5.2.      Waivers by Requisite Lenders                      36
Section 5.3.      Rejection of Unencumbered Properties              36
Section 5.4.      Change in Circumstances                           37
Section 5.5.      No Limitation on Recourse                         37
Section 5.6.      Additional Guarantor Subsidiaries                 37

Section 6.      REPRESENTATIONS AND WARRANTIES                      37
Section 6.1.      Authority; Etc                                    37
Section 6.2.      Governmental Approvals                            39
Section 6.4.      Financial Statements                              39
Section 6.5.      No Material Changes, Etc                          40
Section 6.6.      Franchises, Patents, Copyrights, Etc              40
Section 6.7.      Litigation                                        40
Section 6.8.      No Materially Adverse Contracts, Etc              40
Section 6.9.      Compliance With Other Instruments, Laws, Etc      40
Section 6.10.     Tax Status                                        41
Section 6.11.     Event of Default                                  41
Section 6.12.     Investment Company Act                            41
Section 6.13.     Absence of Financing Statements, Etc              41
Section 6.14.     Status of the Company                             41
Section 6.15.     Certain Transactions                              41
Section 6.16.     Benefit Plans: Multi-employer Plans: Guaranteed
                  Pension Plans                                     42
Section 6.17.     Regulations U and X                               42
Section 6.18.     Environmental Compliance                          42
Section 6.19.     Subsidiaries and Affiliates                       43
Section 6.20.     Loan Documents                                    44
Section 6.21.     Buildings on the Unencumbered Properties          44

Section 7.      AFFIRMATIVE COVENANTS OF THE BORROWER               44
Section 7.1.      Punctual Payment                                  44
Section 7.2.      Maintenance of Office                             44
Section 7.3.      Records and Accounts                              44
Section 7.4.      Financial Statements, Certificates
                  and Information                                   44
Section 7.5.      Notices                                           46
Section 7.6.      Existence; Maintenance of REIT Status;
                  Maintenance of Properties                         47
Section 7.7.      Insurance                                         47
Section 7.8.      Taxes                                             48
Section 7.9.      Inspection of Properties and Books                48
Section 7.10      Compliance with Laws, Contracts, Licenses,
                  and Permits                                       48
Section 7.11.     Use of Proceeds                                   48
Section 7.12.     Prepayment of Existing Fleet Facilities           49
Section 7.13      Notices of Significant Transactions               49
Section 7.14.     Further Assurance                                 49
Section 7.15.     Environmental Indemnification                     50
Section 7.16.     Response Actions                                  50
Section 7.17.     Employee Benefit Plans                            50
Section 7.18      Required Interest Rate Contracts                  51

Section 8.      CERTAIN NEGATIVE COVENANTS OF THE BORROWER          51
Section 8.1       Restrictions on Recourse Indebtedness             51
Section 8.2.      Restrictions on Investments                       52
Section 8.3.      Merger, Consolidation and Other
                  Fundamental Changes                               53
Section 8.4.      Sale and Leaseback                                54
Section 8.5.      Compliance with Environmental Laws                54
Section 8.6.      Distributions                                     54
Section 8.7.      Equity Repurchase Payments                        54
Section 8.8.      Preferred Distributions                           54

Section 9.      FINANCIAL COVENANTS OF THE BORROWER                 55
Section 9.1.      Value of All Unencumbered Properties              55
Section 9.2.      Minimum Debt Service Coverage                     55
Section 9.3.      Total Debt to Total Assets                        55
Section 9.4.      Maximum Secured Debt                              55
Section 9.5.      Minimum Tangible Net Worth                        55
Section 9.6.      Total Operating Cash Flow to Interest Expense     55
Section 9.7.      Adjusted EBITDA to Fixed Charges                  55
Section 9.8.      Aggregate Occupancy Rate                          55

Section 10.     CONDITIONS TO EFFECTIVENESS                         55
Section 10.1.     Loan Documents                                    55
Section 10.2.     Certified Copies of Organization Documents; Good
                  Standing Certificates                             55
Section 10.3.     By-laws; Resolutions                              56
Section 10.4.     Incumbency Certificate; Authorized Signers        56
Section 10.5.     Opinions of Counsel Concerning Organization
                  and Loan Documents                                56
Section 10.6.     Payment of Fees                                   56

Section 11.     CONDITIONS TO ALL CREDIT ADVANCES                   56
Section 11.1.     Representations True; No Event of Default;
                  Compliance Certificate                            56
Section 11.2.     No Legal Impediment                               57
Section 11.3.     Governmental Regulation                           57
Section 11.4.     Proceedings and Documents                         57

Section 12.     EVENTS OF DEFAULT; ACCELERATION; ETC                57
Section 12.1.     Events of Default and Acceleration                57
Section 12.2.     Termination of Commitments                        60
Section 12.3.     Remedies                                          60
Section 12.4.     Distribution of Enforcement Proceeds              60

Section 13.     SETOFF                                              61

Section 14.     THE AGENT                                           62
Section 14.1.     Authorization                                     62
Section 14.2.     Employees and Agents                              62
Section 14.3.     No Liability                                      62
Section 14.4.     No Representations                                62
Section 14.5.     Payments                                          63
Section 14.6.     Holders of Notes                                  64
Section 14.7.     Indemnity                                         64
Section 14.8.     Agent as Lender                                   64
Section 14.9.     Resignation                                       64
Section 14.10.    Notification of Defaults and Events of Default    65
Section 14.11.    Duties in the Case of Enforcement                 65

Section 15.     EXPENSES                                            65

Section 16.     INDEMNIFICATION                                     66

Section 17.     SURVIVAL OF COVENANTS, ETC                          67

Section 18.     ASSIGNMENT; PARTICIPATIONS; ETC                     67
Section 18.1.     Conditions to Assignment by Lenders               67
Section 18.2.     Certain Representations and Warranties;
                  Limitations; Covenants                            68
Section 18.3      Register                                          69
Section 18.4.     New Notes                                         69
Section 18.5.     Participations                                    69
Section 18.6.     Pledge by Lender                                  70
Section 18.7.     No Assignment by Borrower                         70
Section 18.8.     Disclosure                                        70

Section 19.     NOTICES, ETC                                        70

Section 20.     GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE  71

Section 21.     HEADINGS                                            71

Section 22.     COUNTERPARTS                                        71

Section 23.     ENTIRE AGREEMENT                                    71

Section 24.     WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS      72

Section 25.     CONSENTS, AMENDMENTS, WAIVERS, ETC                  72

Section 26.     SEVERABILITY                                        73

Section 27.     ACKNOWLEDGMENTS                                     73



Exhibit A      Form of Note
Exhibit B      Form of Loan Request
Exhibit C      Form of Compliance Certificate
Exhibit D      Form of Swingline Loan Request
Exhibit E      Form of Assignment and Acceptance
Exhibit F      Form of Letter of Credit Request
Exhibit G      Form of Letter of Credit Application

Schedule 1     Lenders; Domestic and Eurodollar Lending Offices
Schedule 1.1   Unencumbered Properties and Unencumbered
               Development Properties
Schedule 1.2   Commitments and Commitment Percentages
Schedule 1.3   Related Companies, Guarantor Subsidiaries and
               Unconsolidated Entities
Schedule 1.4.  Existing Letter of Credit
Schedule 6.3   Title to Properties
Schedule 6.7   Litigation
Schedule 6.15  Insider Transactions
Schedule 6.16  Employee Benefit Plans
Schedule 6.18  Environmental Matters
Schedule 6.19  Company Assets
Schedule 6.21  Building Structural Defects, etc.
Schedule 7.18  Interest Rate Contracts
Schedule 8.2(d)Investments


                             CREDIT AGREEMENT


This CREDIT AGREEMENT is made as of the 25th day of April, 2000, by and among LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the "Borrower"), LIBERTY PROPERTY TRUST, a Maryland trust (the "Company") and FLEET NATIONAL BANK, a national banking association ("Fleet"), the other lending institutions which are listed from time to time on Schedule 1 (collectively, with Fleet, the "Lenders"), FIRST UNION NATIONAL BANK, as syndication agent, PNC BANK, NATIONAL ASSOCIATION, as documentation agent, BANK ONE, N.A., as Co-Agent, COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Co-Agent, and DRESDNER BANK AG, NEW YORK BRANCH AND GRAND CAYMAN BRANCH, as Co-Agent, and FLEET NATIONAL BANK, as administrative agent for itself and such other lending institutions (the "Agent").

WHEREAS, the Borrower has requested that Fleet and the Lenders provide an unsecured revolving credit facility in the maximum amount of $450,000,000 (the "Facility") to the Borrower and Fleet and the Lenders have agreed to provide such Facility subject to the terms and conditions set forth herein;

NOW, THEREFORE, to accomplish these purposes, the Agent, the Borrower, the Company and the Lenders hereby agree as follows:

     Section 1. DEFINITIONS OF RULES OF INTERPRETATION

     Section 1.1. Definitions. The following terms shall have the meanings set forth in this Section l or elsewhere in the provisions of this Agreement referred to below:

          Additional Commitment. The portion (if any) of any Lender's Commitment which will become effective on the Commitment Increase Date if the Total Commitment is increased pursuant to Section 2.2.

          Additional Commitment Lenders. Those Lenders which provide an Additional Commitment.

          Adjusted EBITDA. EBITDA adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease terms.

          Affiliated Lenders. Any commercial bank or financial institution which is (i) the parent corporation of any of the Lenders,
(ii) a wholly-owned subsidiary of any of the Lenders or (iii) a wholly-owned subsidiary of the parent corporation of any of the Lenders.

          Agent. Fleet National Bank acting in its capacity as agent for the Lenders or any successor agent.

          Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

          Aggregate Occupancy Rate. With respect to the Unencumbered Properties at any time, the ratio, as of such date, expressed as a percentage, of (i) the net leasable area of all Unencumbered Properties leased to tenants paying rent pursuant to Leases other than Leases which are in material default, to (ii) the aggregate net leasable area of all Unencumbered Properties.

          Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

          Applicable Base Rate Margin. As of any date of determination:

          (i) 0% if the Moody's Rating is at least Baa3, the S & P Rating is at least BBB- and the Duff & Phelps Rating (if any) is at least BBB-.

          (ii) 0.50% if the condition set forth in clause (i) of this definition is not satisfied.

          Prior to the existence of a Duff & Phelps Rating, in the event that the Moody's Rating and the S & P Rating are not equivalent, the Applicable Base Rate Margin will be based on the lower rating. After the existence of a Duff & Phelps Rating, the following rules will be applicable:

          In the event that the ratings from the three Rating Agencies are not equivalent but two of such ratings are equivalent and the lowest rating is no more than one level below the highest rating, then the Applicable Base Rate Margin will be based on the ratings of a majority of two out of the three Rating Agencies.

          In the event that no two of the ratings from the three Rating Agencies are equivalent and the lowest rating is no more than one level below the middle rating, then the Applicable Base Rate Margin will be based on such middle rating.

          In the event that the lowest rating is two or more levels below the next closest rating, then the Applicable Base Rate Margin will be based on the lowest rating of any of the three Rating Agencies.

          Any change in the Applicable Base Rate Margin caused by a change in the Moody's Rating, the S & P Rating or the Duff & Phelps Rating (if any) shall become effective on the first day following the effective date of such change.

          Applicable Eurodollar Margin. As of any date of determination:

          (i) 0.95%, if the Moody's Rating is at least Baa1, the S&P Rating is at least BBB+ and the Duff & Phelps Rating (if any) is at least BBB+,

          (ii) 1.05%, if the Moody's Rating is at least Baa2, the S&P Rating is at least BBB and the Duff & Phelps Rating (if any) is at least BBB but the condition set forth in clause (i) of this definition is not satisfied,

          (iii) 1.15%, if the Moody's Rating is at least Baa3, the S&P Rating is at least BBB- and the Duff & Phelps Rating (if any) is at least BBB- but neither the condition set forth in clause (i) of this definition, nor the condition set forth in clause (ii) of this definition, is satisfied,

          (iv) 1.575% if the Moody's Rating is at least Ba1, the S & P Rating is at least BB+ and the Duff & Phelps Rating (if any) is at least BB+, but none of the conditions set forth in clause (i), clause
(ii) or clause (iii) of this definition is satisfied,

          (v) 1.825%, if the Moody's Rating is lower than Ba1 (or if there is no Moody's Rating) or if the S&P Rating is lower than BB+ (or if there is no S&P Rating) or if the Duff & Phelps Rating (if any) is lower than BB+ .

Prior to the existence of a Duff & Phelps Rating, in the event that the Moody's Rating and the S & P Rating are not equivalent, the Applicable Eurodollar Margin will be based on the lower rating. After the existence of a Duff & Phelps Rating, the following rules will be applicable:

          In the event that the ratings from the three Rating Agencies are not equivalent but two of such ratings are equivalent and the lowest rating is no more than one level below the highest rating, then the Applicable Eurodollar Margin will be based on the ratings of a majority of two out of the three Rating Agencies.

          In the event that no two of the ratings from the three Rating Agencies are equivalent and the lowest rating is no more than one level below the middle rating, then the Applicable Eurodollar Margin will be based on such middle rating.

          In the event that the lowest rating is two or more levels below the next closest rating, then the Applicable Eurodollar Margin will be based on the lowest rating of any of the three Rating Agencies.

          Any change in the Applicable Eurodollar Margin caused by a change in the Moody's Rating, the S&P Rating or the Duff & Phelps
Rating (if any) shall become effective on the first day following the effective date of such change.

          Arranger. FleetBoston Robertson Stephens, Inc. or any successor.

          Assignment and Acceptance. See Section 18. Balance Sheet Date. December 31, 1999.

          Base Rate. The higher of (a) the annual rate of interest announced from time to time by Fleet at the Agent's Head Office as its "base rate", and (b) one half of one percent (1/2%) above the overnight federal funds effective rate as published by the Board of Governors of the Federal Reserve System, as in effect from time to time.

          Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate.

          Borrower. As defined in the preamble hereto.

          Borrowing Date. The date on which any Loan is made or is to be made (including, without limitation, the date on which any Mandatory Base Rate Loan is made), and the date on which any Loan is converted or continued in accordance with Section 2.6.

          Buildings. The buildings, structures and other improvements now or hereafter located on the Unencumbered Properties.

          Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

          Capitalized Leases. Leases under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles.

          CERCLA. See Section 6.18.

          Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

          Commitment. With respect to each Lender, the amount set forth from time to time on Schedule 1.2 hereto as the amount of such Lender's commitment to make Loans to the Borrower, as adjusted from time to time as a result of any assignments pursuant to Section 18 . The Commitment of the Lender which is also the Swingline Lender shall not be reduced by the amount of its Swingline Commitment or by the amount of any outstanding Swingline Loans.

          Commitment Percentage. With respect to each Lender, the percentage set forth from time to time on Schedule 1.2 hereto as such Lender's percentage of the Total Commitment. If Borrower exercises its option to increase the Total Commitment pursuant to Section 2.2(a), the Commitment Percentages of the Lenders will change effective upon the Commitment Increase Date.

          Commitment Increase. An increase in the Total Commitment to not more than $500,000,000 pursuant to Section 2.2(a).
Commitment Increase Date.  See Section 2.2(a).

          Company.  See preamble.

          Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with
Section 2.6.

          Default.  See Section 12.1.

          Delinquent Lender.  See Section 14.5(c).

          Distribution. The declaration or payment of any dividend or distribution of cash or cash equivalents to the holders of common shares of beneficial interest in the Company or the holders of common units of limited partnership interest in the Borrower, or any distribution to any officer, employee or director of the Borrower or the Company, other than employee compensation consistent with past practices.

          Dollars or $.  Dollars in lawful currency of the United
States of America.

          Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

          Drawing Date: The date on which a draft under a Letter of Credit is paid by the Agent.

          Duff & Phelps Rating. The rating for Borrower's senior long-term unsecured debt assigned by Duff & Phelps Credit Rating Co. or its successors. As of the date of this Agreement there is no Duff & Phelps Rating.

          EBITDA. The Borrower's net income or loss before minority interests, excluding gains or losses from sales of property or from extinguishment of debt and other extraordinary items, plus (to the extent deducted in determining net income or loss) interest expense, depreciation and amortization, all as defined and computed in accordance with Generally Accepted Accounting Principles.

          Effective Date. The date upon which this Agreement shall become effective pursuant to Section 10. Unless the Agent notifies the Borrower and the Lenders that some other date is the Effective Date, the Effective Date shall be the date set forth on the first page of this Agreement.

          Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with Generally Accepted Accounting Principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD. Notwithstanding anything to the contrary, the term Eligible Assignee shall exclude any Person controlling, controlled by or under common control with, the Borrower or the Company.

          Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3 (3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

          Environmental Laws.  See Section 6.18(a).

          Equity Repurchase Payments. All payments of cash or cash equivalents by Borrower or the Company as consideration for the repurchase, redemption or retirement of any common shares of beneficial interest in the Company, or any common units of limited partnership interest in Borrower. Payments made to prepay, repay or redeem the Subordinated Debentures prior to the time that the holders receiving such payments have exercised their option to exchange such debentures for common shares of beneficial interests in the Company, shall be treated as repayment of Indebtedness and not as Equity Repurchase Payments.

          ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

          ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

          ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

          Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any of the Lenders would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

          Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

          Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

          Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the quotient (rounded upwards to the nearest 1/16 of one percent) of (a) the rate per annum for deposits in Dollars for a period equal in length to such interest period which appears on Telerate Page 3750 as of 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the beginning of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

          Eurodollar Rate Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

          Event of Default. See Section 12.1.

          Facility. The unsecured revolving line of credit facility provided to the Borrower pursuant to this Agreement.

          Fixed Charges. With respect to any fiscal period of the Borrower, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Indebtedness of Borrower, (iii) current maturities on Recourse Indebtedness not refinanced with Loans hereunder or other replacement Indebtedness or otherwise repaid plus (iv) all dividend payments due to the holders of any preferred shares of beneficial interest of the Company and all distributions due to the holders of any limited partnership interests in the Borrower other than limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of the Company.

          Fixed Rate Prepayment Fee.  See Section 3.3.

          Funds From Operations. With respect to any fiscal period of the Borrower, an amount equal to the Borrower's net income or loss after Preferred Distributions (computed in accordance with Generally Accepted Accounting Principles), excluding gains (or losses) from sales of property and extraordinary items as defined by Generally Accepted Accounting Principles, plus real estate-related depreciation and amortization, and after adjustments of Unconsolidated Entities. Adjustments for Unconsolidated Entities will be calculated to reflect funds from operations on the same basis.

          Generally Accepted Accounting Principles. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Borrower adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

          Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

          Guarantor. Each of the Company and the Guarantor
Subsidiaries.

          Guarantor Subsidiaries. The partnerships and corporations designated as Guarantor Subsidiaries on Schedule 1.3 hereto and any other Related Companies which are at least 85% owned by Borrower and which execute and deliver a Guaranty.

          Guaranty. The Unconditional Guaranty of Payment and
Performance from each Guarantor to the Agent pursuant to which such Guarantor has guaranteed the Obligations.

          Hazardous Substances. See Section 6.18(b).

          Indebtedness. All obligations, contingent and otherwise, of the following types: (a) the Obligations, (b) all debt and similar monetary obligations for borrowed money, whether direct or indirect;
(c) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, negative lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or obligations of others (including, without limitation, the indebtedness or obligations of Unconsolidated Entities), including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) such obligor's liabilities, contingent or otherwise of the type set forth in (a) through (d) above, under any joint venture, limited liability company or partnership agreement.

          Interest Expense. With respect to any fiscal period of the Borrower, an amount equal to the sum of the following with respect to all Indebtedness of the Borrower and the Related Companies: (i) total interest expense, accrued in accordance with Generally Accepted Accounting Principles plus (ii) all capitalized interest determined in accordance with Generally Accepted Accounting Principles, plus (iii) the amortization of deferred financing costs.

          Interest Payment Date. As to any Base Rate Loan or Eurodollar Rate Loan, the first day of each calendar month. As to any Swingline Loan, the date that the principal of such Swingline Loan is repaid in full.

          Interest Period. With respect to each Loan, (a) initially, the period commencing on the Borrowing Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (except that no Loan Request is required for Mandatory Base Rate Loans and except that Borrower shall have no options with respect to selecting Interest Periods for Swingline Loans)
(i) for any Base Rate Loan, the day on which such Base Rate Loan is paid in full or converted to a Eurodollar Rate Loan; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

               (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest
Period shall end on the next succeeding Business Day;

               (C) if the Borrower shall fail to give notice as provided in Section 2.6, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

               (D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

               (E) the Borrower may not select any Interest Period relating to any Eurodollar Rate Loan that would extend beyond the Maturity Date.

          Interest Rate Contracts. Interest rate swap, cap or similar agreements providing for interest rate protection.

          Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, partnership or membership interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty or secured by a letter of credit shall be taken at not less than the principal amount of the obligations guaranteed or secured by such letter of credit and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) ; (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

          Leases. Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in the Buildings on the Unencumbered Properties and the Unencumbered Development Properties by persons other than the owner thereof or any of its affiliates.

          Lenders. Fleet and the other lending institutions listed from time to time on Schedule 1 hereto and any other Person who becomes an assignee of any rights of a Lender pursuant to Section 18 or a Person who acquires all or substantially all of the stock or assets of a Lender.

          Letter of Credit. A letter of credit issued by the Agent for the account of the Borrower pursuant to Section 2.9 and the letters of credit issued prior to the Effective Date and described on Schedule 1.4.

          Letter of Credit Request.  See Section 2.9.

          Lien. Any lien, encumbrance, mortgage, deed of trust, pledge, restriction or other security interest. If title to any Real Estate Asset is held by a Subsidiary of Borrower or an Unconsolidated Entity then any pledge or assignment of Borrower's stock, partnership interest, limited liability company interest or other ownership interest in such Subsidiary or Unconsolidated Entity shall be deemed to be a Lien on the Real Estate Assets owned by such Subsidiary or Unconsolidated Entity.

          Loan Documents. This Agreement, the Notes, the Guaranties and any and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Loans.

          Loan Request.  See Section 2.5.

          Loans. Loans made or to be made by the Lenders to the Borrower pursuant to Section 2.1 and Section 2.5, Swingline Loans made by Swingline Lender pursuant to Section 2.8 and Mandatory Base Rate Loans made pursuant to Section 2.8 or Section 2.9.

          Mandatory Base Rate Loans.  Loans made by the Lenders
(without a Loan Request) under the circumstances described in Section 2.8(b) or Section 2.9(d).

          Material Adverse Effect means a material adverse effect on
(i) the business, Unencumbered Properties, Unencumbered Development Properties, results of operations or financial condition of the Borrower and the Related Companies taken as a whole or (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the remedies or material rights of the Agent or the Lenders thereunder.

          Maturity Date. April 25, 2003, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

          Maximum Credit Amount. Maximum Credit Amount shall mean the least of the following: (i) the maximum amount of Outstanding
Obligations without causing a violation of Section 9.1; (ii) the maximum amount of Outstanding Obligations without causing a violation of Section 9.2; and (iii) the Total Commitment.

          Moody's Rating. The rating for Borrower's senior long-term unsecured debt assigned by Moody's Investors Services, Inc. or its successors.

          Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

          Net Offering Proceeds. All cash proceeds received after December 31, 1999 by the Borrower or the Company as a result of the sale of common, preferred or other classes of stock of the Company or the issuance of limited partnership interests in the Borrower less customary costs and discounts of issuance paid by Company or Borrower in connection therewith.

          Net Operating Income. With respect to any fiscal period of the Borrower and with respect to any one or more of the Real Estate Assets, the total rental and other operating income from the operation of such Real Estate Assets after deducting all expenses and other proper charges incurred by the Borrower in connection with the operation of such Real Estate Assets during such fiscal period, including, without limitation, property operating expenses, real estate taxes and bad debt expenses, but before payment or provision for Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with Generally Accepted Accounting Principles. In the case of Real Estate Assets owned by Related Companies which are not wholly-owned by Borrower, Net Operating Income shall be reduced by the amount of cash flow of such Related Company allocated for distribution to the minority owners of such Related Company. With respect to Real Estate Assets located outside of the United States, Net Operating Income shall be converted from the currency in which the applicable income and expenses are paid to Dollars using the currency exchange rates in effect as of the end of the applicable fiscal period.

          Notes.  See Section 2.3.

          Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Letters of Credit or the Notes or other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law of otherwise.

          Outstanding Obligations. As of any date of determination, the sum of the outstanding principal amount of the Loans plus the stated amount of each Letter of Credit issued under Section 2.9 which has not expired or terminated prior to the date of determination.

          PBGC.  The Pension Benefit Guaranty Corporation created by
Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

          Permitted Acquisition. The acquisition by Borrower or any Related Company of Real Estate Assets which, in the aggregate, are primarily leased or intended to be leased primarily for industrial or office purposes (including "flex" and warehouse uses), whether such acquisition is accomplished by a direct purchase of such Real Estate Assets or by a merger or acquisition of stock or other ownership interests or debt securities such that the owner of such Real Estate becomes a Related Company.

          Permitted Build-To-Suit Developments. Permitted Developments with respect to which, at the date of determination, at least sixty percent (60%) of the net leasable area of the buildings to be constructed pursuant thereto are subject to executed Leases having an average term of not less than four (4) years and which obligate the tenants named therein to accept occupancy and commence paying rent promptly upon the issuance of a certificate of occupancy with respect thereto.

          Permitted Developments. The construction of any new buildings or the construction of additions expanding existing buildings or the rehabilitation of the existing buildings (other than normal refurbishing and tenant fit up work when one tenant leases space previously occupied by another tenant) relating to any Real Estate Assets of the Borrower or any of the Related Companies and each Permitted Development shall be counted for purposes of Section 8.2 from the time of commencement of the applicable construction work until a final certificate of occupancy has been issued with respect to such project in the amount of the total projected cost of such project.

          Permitted Inventory Developments.   Permitted Developments
which are not Permitted Build-To-Suit Developments.

          Permitted Liens. The following Liens, security interests and other encumbrances:

               (i) liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue, the Indebtedness with respect to which is permitted by Section 8.1(c);

               (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 8.1(d);

               (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens which are either covered by a full indemnity from a creditworthy indemnitor or have been in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, the Indebtedness with respect to which is permitted by Section 8.1(c);

               (v) encumbrances consisting of easements, rights of way, Leases, covenants, restrictions on the use of real property and defects and irregularities in the title thereto; and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a materially adverse effect on the value of the Unencumbered Property and (xx) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located; or

               (vi) mortgages held by Borrower or a Guarantor securing Indebtedness described in Section 8.1(i).

          Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

          Preferred Distribution. The declaration or payment of any dividend or distribution of cash or cash equivalents to the holders of preferred shares of beneficial interest in the Company or the holders of preferred units of limited partnership interest of the Borrower

          Prepayment Date.  See Section 3.3.

          Pro Forma Unsecured Debt Service Charges. For any fiscal quarter of the Borrower, an amount determined by the Agent based on a twenty-five (25) year mortgage style amortization schedule, calculated on the Pro Forma Unsecured Principal Amount and an interest rate equal to the greater of (i) the weighted average annual interest rate actually applicable to the Unsecured Indebtedness during such fiscal quarter or (ii) the then current ten (10) year U.S. Treasury bill yield plus one and three-quarters percent (1.75%).

          Pro Forma Unsecured Principal Amount. (a) With respect to Compliance Certificates delivered pursuant to Section 7.4(d), the maximum principal amount of Unsecured Indebtedness outstanding at any time during the applicable fiscal quarter; (b) with respect to Compliance Certificates delivered pursuant to Section 2.5(a), Section 2.9(a) or Section 11.1, the principal amount of Unsecured Indebtedness outstanding after giving effect to the requested Loan or after issuance of the requested Letter of Credit; (c) with respect to Compliance Certificates delivered pursuant to Section 7.13, the principal amount of Unsecured Indebtedness outstanding after giving effect to the proposed transaction including any payments on the Loans to be made in connection therewith.

          Properties. All Real Estate Assets, Real Estate, and all other assets, including, without limitation, intangibles and personally owned by the Borrower or any of the Related Companies.

          Rating Agencies. Moody's Investors Services, Inc., Duff & Phelps Credit Rating Co. and Standard & Poor's, a division of The
McGraw Hill Companies, Inc., or their respective successors.

          Real Estate. All real property at any time owned, leased (as lessee or sublessee) or operated by the Borrower, any Guarantor, or any of the Related Companies.

          Real Estate Assets. Those fixed and tangible properties consisting of land, buildings and/or other improvements owned by the Borrower, by any Guarantor or by any of the Related Companies at the relevant time of reference thereto, including without limitation, the Unencumbered Properties and the Unencumbered Development Properties, but excluding all leaseholds other than leaseholds under ground leases which either have an unexpired term of at least 30 years or contain a purchase option for nominal consideration.

          Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

          Recourse Indebtedness. All Indebtedness except Indebtedness with respect to which recourse for payment is contractually limited (except for customary exclusions) to specific assets encumbered by a lien securing such Indebtedness.

          Register.  See Section 18.3.

          Related Business. A business which is either (i) customarily ancillary to the real estate business such as real estate consulting, brokerage or management or (ii) provides telecommunication or other goods and services to the tenants of the Properties.

          Related Companies.  The entities listed and described on
Schedule 1.3 hereto, or thereafter, any entity whose financial statements are consolidated or combined with the Company's pursuant to Generally Accepted Accounting Principles, or any ERISA Affiliate.

          Release.  See Section 6.18(c)(iii).

          Requisite Lenders. As of any date, the Lenders whose aggregate Commitments constitute at least sixty-six percent (66%) of the Total Commitment provided that the Agent must always be among the Requisite Lenders (except that after an Event of Default all actions by the Requisite Lenders with respect to acceleration of the Loans and the enforcement of the Loan Documents as provided in Section 12 and in
Section 14.11 shall be made without regard to whether the Agent is among the Requisite Lenders) and provided that the Commitments of any Delinquent Lenders shall be disregarded when determining the Requisite Lenders.

          Reserve Amount. With respect to any Real Estate Assets or group of Real Estate Assets, a normalized annual reserve for capital expenditures, replacement reserves and leasing costs at the rate of $0.10 per year per square foot of net leasable area contained in all buildings on such Real Estate Assets. When the Reserve Amount is used in computing an amount with respect to a fiscal period which is shorter than a year, said amount shall be appropriately prorated.

          Responsible Officer. With respect to the Company, any one of its Chairman, President, Chief Executive Officer, Chief Operating
Officer, Chief Financial Officer, Treasurer, Executive Vice Presidents or Senior Vice Presidents.

          Rouse Kent Joint Venture. A joint venture between Rouse Kent Limited, which is owned by certain senior executives of the Company, and the County of Kent, England to develop a 650-acre, mixed-use park approximately 25 miles southeast of London.

          S&P Rating. The rating for Borrower's senior long-term unsecured debt assigned by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., or its successors.

          Secured Indebtedness. All Indebtedness of the Borrower and any of the Related Companies which is secured by a Lien on any Properties.

          Subordinated Debentures. Indebtedness of Borrower with respect to its Exchangeable Subordinated Debentures due July 1, 2001 issued and outstanding pursuant to the Subordinated Debenture
Indenture.

          Subordinated Debenture Indenture. The Indenture dated as of June 23, 1994 among the Borrower, the Company and The First National Bank of Boston as Trustee relating to the Borrower's Exchangeable
Subordinated Debentures due July 1, 2001.

          Subordinated Indebtedness. All Unsecured Indebtedness of Borrower which is expressly subordinated and junior in right of payment to the prior payment in full of the Obligations provided that the subordination provisions applicable to such Indebtedness are satisfactory to the Agent. On the date hereof Subordinated
Indebtedness consists of the Subordinated Debentures.

          Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent or other controlling Person shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Interests.

          Swingline Commitment. The Commitment of the Swingline Lender to make Swingline Loans up to a maximum principal amount of $10,000,000 at any time outstanding. The Swingline Commitment is a portion of, and not in addition to, the Total Commitment.

          Swingline Lender. Fleet or any other Lender as a successor of Swingline Lender.

          Swingline Loan. Any Loan made by the Swingline Lender to the Borrower pursuant to the Swingline Lender's Swingline Commitment.

          Swingline Loan Request.  A Loan Request in the form of
Exhibit D hereto given by Borrower with respect to a Swingline Loan.

          Tangible Net Worth. Total Assets minus Total Liabilities minus all intangibles determined in accordance with Generally Accepted Accounting Principles.

          Telerate Page 3750. The display designated as "Page 3750" on the Telerate Service, or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vender for the purpose of displaying British Bankers' Association interest settlement rates for U.S. Dollar deposits.

          Total Assets. The sum of (i) the assets classified as cash and cash equivalents on the consolidated balance sheet of the Borrower prepared in accordance with Generally Accepted Accounting Principles as of the end of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 7.4, plus (ii) the amount determined by taking (a) Adjusted EBITDA for the most recent fiscal quarter for which financial statements have been provided pursuant to Section 7.4; (b) then multiplying by four (4); (c) then subtracting from such annualized Adjusted EBITDA the Reserve Amount for all Real Estate Assets of the Borrower and (d) then dividing such difference by 0.095; plus (iii) development in progress as shown on the consolidated balance sheet of the Borrower prepared in accordance with Generally Accepted Accounting Principles as of the end of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 7.4. Adjusted EBITDA used to compute Total Assets will be computed on a pro forma basis as though any Real Estate Assets acquired or disposed of since the first day of the applicable fiscal quarter had been acquired or disposed of prior to the first day of such fiscal quarter.

          Total Debt.  The sum of the following (without duplication):
(i) all Indebtedness of the Borrower included in the liabilities portion of the Borrower's balance sheet prepared in accordance with Generally Accepted Accounting Principles as of the end of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 7.4, including, without limitation, the Indebtedness presently shown on the balance sheet line items designated as "mortgage loans", "unsecured notes", "credit facility" and "convertible debentures" adjusted to reflect any such Indebtedness incurred or repaid between the end of such fiscal quarter and the date of determination, (ii) plus all of Borrower's Indebtedness of a type which is not included on the balance sheet described in clause (i) of this definition, and (iii) to the extent not already included in this definition, the Unconsolidated Entity Percentage of the Indebtedness of each of the Unconsolidated Entities provided, however, that if any such Indebtedness of an Unconsolidated Entity is Recourse Indebtedness, then the full amount of such Indebtedness shall be included in Total Debt rather than only the Unconsolidated Entity Percentage thereof.

          Total GAAP Assets. The aggregate book value of all assets of the Borrower and the Related Companies consolidated and determined in accordance with Generally Accepted Accounting Principles.

          Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

          Total Liabilities. The sum of the following (without duplication): (i) all liabilities of the Borrower and the Related Companies consolidated and determined in accordance with Generally Accepted Accounting Principles, (ii) all Indebtedness of the Borrower and the Related Companies whether or not so classified, including, without limitation, all outstanding Loans under this Agreement, and
(iii) the balance available for drawing under letters of credit issued for the account of the Borrower or any of the Related Companies.

          Total Operating Cash Flow. With respect to any fiscal period of the Borrower the sum of (i) Funds From Operations minus (ii) the portion of Funds From Operations attributable to Unconsolidated Entities, plus (iii) cash actually distributed to Borrower during such fiscal period from the earnings of any Unconsolidated Entities and not subsequently reinvested by Borrower in such Unconsolidated Entity plus
(iv) Interest Expense (excluding capitalized interest and any other portions of Interest Expense which are not deducted in the computation of Funds From Operations) plus (v) Preferred Distributions paid minus
(vi) the Reserve Amount for all Real Estate Assets owned by the Borrower or any of the Related Companies, all as determined in accordance with the applicable definitions set forth herein except that Funds From Operations shall be adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term.

          Type. As to any Loan its nature as a Base Rate Loan or a Eurodollar Rate Loan.

          Unconsolidated Entity. As of any date, any Person in whom the Borrower, the Company or any Related Company holds an Investment, and whose financial results would not be consolidated under Generally Accepted Accounting Principles with the financial statements of the Borrower, if such statements were prepared as of such date. Unconsolidated Entities existing on the date hereof are set forth in
Schedule 1.3.

          Unencumbered Development Property. A Real Estate Asset which at the date of determination (i) is 100% owned in fee by Borrower or one of the Guarantor Subsidiaries, (ii) is in the process of being improved with one or more industrial or office buildings, including "flex" and warehouse buildings, of a type consistent with the Borrower's business strategy and is classified as "development in progress" on the Borrower's consolidated balance sheet prepared in accordance with Generally Accepted Accounting Principles; (iii) is not directly or indirectly subject to any Lien (other than Permitted Liens) or to any negative pledge agreement or other agreement that prohibits the creation of any Lien thereon; (iv) is a Real Estate Asset with respect to which each of the representations contained in Section 6.18 hereof is true and accurate as of such date of determination; (v) may be legally conveyed separately from any other Real Estate without the need to obtain any subdivision approval, zoning variance or other consent or approval from any unrelated Person, and (vi) is located in the United States, Canada or Europe. Each Real Estate Asset which satisfies the conditions set forth in this definition or with respect to which the Requisite Lenders have granted the necessary waivers pursuant to Section 5.2 shall be deemed to be an Unencumbered Development Property only during such periods of time as Borrower has included the same on the list of Unencumbered Development Properties attached to the most recent Compliance Certificate delivered hereunder, and shall cease to be considered an Unencumbered Development Property no later than the last day of the fiscal quarter in which the first Certificate of Occupancy with respect to any portion of the building on such Real Estate Asset is issued. As of the first day of the following fiscal quarter, such Real Estate Asset may be an Unencumbered Property, assuming that it meets the requirements set forth in the definition of an Unencumbered Property. At no time shall the same Real Estate Asset be counted as both an Unencumbered Property and an Unencumbered Development Property.

          Unencumbered Development Property Value. With respect to any Unencumbered Development Property at any time, the amount related to such property included on the line captioned "development in progress" on the Borrower's balance sheet prepared in accordance with Generally Accepted Accounting Principles.

          Unencumbered Net Operating Income. With respect to any fiscal period of the Borrower, the sum of the Net Operating Income of all Real Estate Assets which were Unencumbered Properties hereunder during such fiscal period, provided, however, there shall be excluded therefrom (i) the amount necessary so that the Net Operating Income of any one Unencumbered Property does not exceed fifteen percent (15%) of Unencumbered Net Operating Income and (ii) the amount necessary so that the aggregate Net Operating Income of all Unencumbered Properties located in Europe does not exceed four percent (4%) of Unencumbered Net Operating Income.

          Unencumbered Property. A Real Estate Asset which at the date of determination, (i) is 100% owned in fee by Borrower or one of the Guarantor Subsidiaries, (ii) is improved with one or more completed industrial or office buildings (including "flex" and warehouse buildings) of a type consistent with the Borrower's business strategy;
(iii) is not directly or indirectly subject to any Lien (other than Permitted Liens) or to any negative pledge agreement or other agreement that prohibits the creation of any Lien thereon; (iv) is a Real Estate Asset with respect to which each of the representations contained in
Section 6.18 and Section 6.21 hereof is true and accurate as of such date of determination; (v) may be legally conveyed separately from any other Real Estate without the need to obtain any subdivision approval, zoning variance or other consent or approval from an unrelated Person;
(vi) is located in the United States, Canada or Europe, and (vii) to the extent requested by the Agent, the Borrower has delivered to the Agent historical operating and leasing information relating to such Unencumbered Property, in form and substance satisfactory to the Agent. Each Real Estate Asset which satisfies the conditions set forth in this definition or with respect to which the Requisite Lenders have granted the necessary waivers pursuant to Section 5.2 shall be deemed to be an Unencumbered Property only during such periods of time as Borrower has included the same on the list of Unencumbered Properties attached to the most recent Compliance Certificate delivered hereunder.

          Unencumbered Property Value. With respect to any Unencumbered Property at any time, an amount computed as follows: (a) the Net Operating Income of such Unencumbered Property for the most recent fiscal quarter of the Borrower for which financial statements have been delivered to the Agent pursuant to Section 7.4; (b) then multiplying by four (4); (c) then subtracting from such annualized Net Operating Income the Reserve Amount for such Unencumbered Property;
and (d) dividing such difference by 0.095. In the event that the Unencumbered Property Value of any Unencumbered Property computed pursuant to the preceding sentence exceeds fifteen percent (15%) of the Value of All Unencumbered Properties as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered to the Agent pursuant to Section 7.4 then the amount in excess of said 15% level will be excluded when computing the Unencumbered Property Value for such Unencumbered Property. With respect to any Unencumbered Property which, during the applicable fiscal quarter, has been acquired by Borrower, Borrower may compute the Unencumbered Property Value for such Unencumbered Property based on a pro forma Net Operating Income for such fiscal quarter, which computation must be approved by the Agent.

          Unsecured Indebtedness. All Indebtedness of Borrower or of any of the Related Companies which is not secured by a Lien on any Properties including, without limitation, the Outstanding Obligations, the Subordinated Indebtedness and any Indebtedness evidenced by any bonds, debentures, notes or other debt securities presently outstanding or which may be hereafter issued by Borrower or by the Company. Unsecured Indebtedness shall not include accrued ordinary operating expenses payable on a current basis.

          Unused Amount. See Section 4.2

          Value of All Unencumbered Properties. When determined as of the end of a fiscal quarter, an amount computed as follows: (a) Unencumbered Net Operating Income for such quarter; (b) then multiplying by four (4); (c) then subtracting from such annualized Net Operating Income the Reserve Amount for all Unencumbered Properties;
(d) dividing such difference by 0.095 and (e) then adding the aggregate Unencumbered Development Property Value of all of the Unencumbered Development Properties as of the date of determination. When determined as of a date which is during a fiscal quarter based on an updated list of Unencumbered Properties and Unencumbered Development Properties attached to the applicable Compliance Certificate as provided in the last sentence of Section 5.1 or in Section 7.13, the Value of All Unencumbered Properties most recently computed as provided in the preceding sentence of this definition will be adjusted by subtracting the Unencumbered Property Value of the previous Unencumbered Properties and Unencumbered Development Properties which have been deleted from such list and by adding the Unencumbered Property Value of the Unencumbered Properties and Unencumbered Development Properties which have been added to such list. To the extent the aggregate Unencumbered Property Values of the Unencumbered Properties and Unencumbered Development Properties located in Europe exceed four percent (4%) of the Value of All Unencumbered Properties, the amount in excess of said 4% level will be excluded when computing the Value of All Unencumbered Properties and to the extent the aggregate Unencumbered Development Property Value of all of the Unencumbered Development Properties exceeds the lesser of $150,000,000 or ten percent (10%) of the Value of All Unencumbered Properties, the amount in excess of said level will be excluded when computing the Value of all Unencumbered Properties.

          Variable Rate Indebtedness.  The Loans and all other
Indebtedness of the Borrower which bears interest at a rate which is not fixed either through maturity or for a term of at least thirty-six
(36) months from the date that such fixed rate became effective.

          Voting Interests. Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage or conduct the business of the corporation, partnership, association, trust or other business entity involved.

     Section 1.2. Rules of Interpretation.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer and, except as otherwise expressly stated, all use of accounting terms with respect to the Borrower shall reflect the consolidation of the financial statements of Borrower and the Related Companies.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

          (h) Reference to a particular "Section" refers to that section of this Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

          (j) The words "so long as any Loan or Note is outstanding" shall mean so long as such Loan or Note is not indefeasibly paid in full in cash.

     Section 2.  REVOLVING CREDIT FACILITY.

     Section 2.1. Commitment to Lend; Limitation on Total Commitment . Subject to the provisions of Section2.5 and the other terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Effective Date and the Maturity Date upon notice by the Borrower to the Agent given and approved by the Agent in accordance with Section 2.5, such sums as are requested by the Borrower up to a maximum aggregate principal amount of Outstanding Obligations (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment, provided that the sum of the Outstanding Obligations (after giving effect to all amounts requested) shall not at any time exceed the Maximum Credit Amount. The Loans shall be made pro rata in accordance with each Lender's Commitment Percentage and the Lenders shall at all times immediately adjust inter se any inconsistency between each Lender's outstanding principal amount and each Lender's Commitment. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 10 or Section 11 (whichever is applicable) have been satisfied on the date of such request and will be satisfied on the proposed Borrowing Date of the requested Loan, provided that the making of such representation and warranty by Borrower shall not limit the right of any Lender not to lend upon a determination by the Requisite Lenders that such conditions have not been satisfied.

     Section 2.2.  Changes in Total Commitment.

          (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrower shall have the option to request an increase in the Total Commitment to not more than $500,000,000 by written notice to the Agent. Upon receipt of such notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an Additional Commitment in connection with such increase in the Total Commitment.
If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the "Additional Commitment Request Notice") informing them of the Borrower's request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an Additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the Additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the Additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent may, but shall not be obligated to, invite one or more Eligible Assignees to become a Lender and provide an Additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the Additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the "Commitment Increase Date").

          (b) On the Commitment Increase Date the outstanding principal balance of the Loans shall be reallocated among the Lenders such that after the Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender's Commitment Percentage (as in effect after the Commitment Increase Date) of the outstanding principal amount of all Loans. On the Commitment Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to Eurodollar Rate Loans which are allocated among all Lenders based on their Commitment Percentages. To the extent such reallocation results in certain Lenders receiving funds which are applied to Eurodollar Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Fixed Rate Prepayment Fee which shall be determined separately for each such Lender in the manner set forth in Section 3.3. On the Commitment Increase Date, the Lenders' respective interests in outstanding Letters of Credit shall also be adjusted to reflect the revised Commitment Percentages. Upon request from any Lender whose interest in an outstanding Letter of Credit is so increasing, the Borrower will pay additional Letter of Credit fees for the amount of such increase at the rate provided in Section 2.9(c) prorated for the period from the Commitment Increase Date until the expiration of the applicable Letter of Credit.

          (c) The Borrower shall have the right at any time upon at least ten (10) Business Days' prior written notice to the Agent, to reduce by $1,000,000 or an integral multiple of $1,000,000 in excess thereof the unborrowed portion of the then Total Commitment, provided that the Total Commitment shall not be reduced to less than $300,000,000, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by the amount specified in such notice. Upon the effective date of any such reduction, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitments may be reinstated.

          (d) Upon the effective date of each increase or reduction in the Total Commitment pursuant to this Section 2.2 the parties shall enter into an amendment of this Agreement revising Schedule 1.2 and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender's Note (not including the Note relating to the Swingline Commitment) shall equal its Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date or the effective date of such reduction in the Total Commitment, as applicable, and shall otherwise be in substantially the form of the replaced Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 2.2(d), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be canceled and returned to the Borrower.

     Section 2.3. The Notes. The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Note"), and completed with appropriate insertions and there shall also be a Note payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment. One or more Notes shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender's Commitment. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Borrowing Date of any Loan or at the time of receipt of any payment of principal on such Lender's Note, an appropriate notation on such Lender's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender's Record shall (absent manifest error) be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on the Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

     Section 2.4. Interest on Loans.

          (a) Each Base Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate equal to the Applicable Base Rate Margin per annum above the Base Rate.

          (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate equal to the Applicable Eurodollar Margin per annum above the Eurodollar Rate determined for such Interest Period.

          (c) The Borrower unconditionally promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

     Section 2.5.  Requests for Loans.

          (a) The Borrower shall give to the Agent written notice in the form of Exhibit B hereto of each Loan requested hereunder (a "Loan Request") no less than (a) two (2) Business Days prior to the proposed Borrowing Date of any Base Rate Loan other than a Swingline Loan and
(b) four (4) Eurodollar Business Days prior to the proposed Borrowing Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Borrowing Date of such Loan, (iii) the Interest Period for such Loan, and (iv) the Type of such Loan, and shall be accompanied by a statement in the form of Exhibit C hereto signed by a Responsible Officer setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9.1 through Section 9.8 hereof after giving effect to such requested Loan (a "Compliance Certificate"). Within one (1) Business Day after receipt of a Loan Request, the Agent shall provide to each of the Lenders by facsimile a copy of such Loan Request and accompanying Compliance Certificate and each Lender shall, within 24 hours thereafter, notify the Agent if it believes that any of the conditions contained in Section 11 of this Agreement has not been met or waived. If such a notice is given the Requisite Lenders shall promptly determine whether all of the conditions contained in Section 11 of this Agreement have been met or waived. If no such notice is given by any Lender or if following such notice the Requisite Lenders determine that the conditions contained in Section 11 have been met or waived, each of the Lenders shall be obligated to fund its Commitment Percentage of the requested Loans. Each such Loan Request shall be irrevocable and binding on the Borrower and the Borrower shall be obligated to accept the Loan requested from the Lenders on the proposed Borrowing Date. Each Loan Request shall be in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Notwithstanding anything contained in Section 2.5 (a) to the contrary, in the event that the making of a requested Loan would cause non-compliance with any of the covenants contained in Section 9.1 through Section 9.7 hereof, the Agent may, in its sole discretion, reduce the amount of the Loan Request to an amount which would enable the Borrower to maintain compliance with such otherwise defaulted covenant or covenants and Borrower shall accept the Loan made pursuant to such reduced Loan Request.

     Section 2.6.  Conversion Options.

          (a) The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least three (3) Business Days, prior written notice of such election; (ii) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (iii) subject to the further proviso at the end of this section and subject to Section 2.6(b) and Section 2.6(d) hereof with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least four (4) Eurodollar Business Days, prior written notice of such election and
(iv) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted as provided herein, provided further that each Conversion Request relating to the conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be for an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be irrevocable by the Borrower.

          (b) Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.6 (a) ; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower's account have actual knowledge.

          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

          (d) The Borrower may not request a Eurodollar Rate Loan pursuant to Section 2.5, elect to convert a Base Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.6(a) or elect to continue a Eurodollar Rate Loan pursuant to Section 2.6(b) if, after giving effect thereto, there would be greater than eight (8) Eurodollar Rate Loans outstanding. Any Loan Request for a Eurodollar Rate Loan that would create greater than eight (8) Eurodollar Rate Loans outstanding shall be deemed to be a Loan Request for a Base Rate Loan.

     Section 2.7.  Funds for Loans.

          (a) Subject to Section 2.5 and other provisions of this Agreement, not later than 11:00 a.m. (Boston time) on the proposed Borrowing Date of any Loans, each of the Lenders will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Section 10 or 11 (whichever is applicable) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Borrowing Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender's Commitment Percentage of any requested Loans but shall not obligate any other Lender or Agent to fund more than its Commitment Percentage of the requested Loans or to increase its Commitment Percentage.

          (b) The Agent may, unless notified to the contrary by any Lender prior to a Borrowing Date, assume that such Lender has made available to the Agent on such Borrowing Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Borrowing Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Borrowing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times
(ii) the amount of such Lender's Commitment Percentage of such Loans, times (iii) a fraction, the numerator of which is the number of days or portion thereof that elapsed from and including such Borrowing Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.

     Section 2.8  Swingline Loans.

          (a) Subject to the provisions of this Section 2.8 and the other terms and conditions set forth in this Agreement, the Swingline Lender agrees to lend to the Borrower and the Borrower may borrow, repay and reborrow from time to time between the Effective Date and the date which is thirty (30) days prior to the Maturity Date, such sums as are requested by Borrower up to a maximum aggregate principal amount of Swingline Loans outstanding (after giving effect to all amounts requested) at any one time equal to the Swingline Commitment, provided that the Outstanding Obligations, including the outstanding amount of Swingline Loans (after giving effect to all amounts requested) shall not at any time exceed the Maximum Credit Amount. All Swingline Loans will be Base Rate Loans.

          (b) The Borrower shall give to the Agent a Swingline Loan Request no later than 10:00 a.m. (Boston time) on the proposed Borrowing Date for any Swingline Loan. Each such Swingline Loan Request shall be irrevocable and binding on the Borrower and the Borrower shall be obligated to accept the Swingline Loan requested from the Swingline Lender on the proposed Borrowing Date. Each Swingline Loan Request shall be in a minimum aggregate amount of $1,000,000 or in integral multiple of $1,000,000 in excess thereof. Unless the Swingline Lender determines that certain of the conditions contained in
Section 11 of this Agreement have not been met or waived as of the proposed Borrowing Date, then the Swingline Lender will make available to the Agent, and the Agent will make available to the Borrower, the aggregate amount of the Swingline Loans so requested before the close of business on the Borrowing Date. The Borrower agrees to repay each Swingline Loan within seven (7) Business Days after the Borrowing Date thereof. The funds used to repay such Swingline Loan may be from Loans made pursuant to Section 2.1, or with other funds of the Borrower, but the Borrower may not use the proceeds of one Swingline Loan to repay a previous Swingline Loan. The Borrower and the Lenders agree that upon written demand by the Swingline Lender (which may be given at any time and shall be deemed given if any Swingline Loan is not repaid on the date required by this Agreement), the Agent shall give each Lender a notice requiring the funding of a Mandatory Base Rate Loan for the purpose of repaying a Swingline Loan. Within one (1) business day after receipt of such notice from the Agent, each Lender shall be obligated to fund its Commitment Percentage of the Mandatory Base Rate Loan. Upon the funding of such Mandatory Base Rate Loan, the Agent shall forward the proceeds thereof to the Swingline Lender to repay the applicable Swingline Loan. Each Lender shall be obligated to fund its Commitment Percentage of Mandatory Base Rate Loans hereunder regardless of whether or not all of the conditions contained in Section 11 of this Agreement have been met or waived and even if the funding is to take place after the Maturity Date.

          (c) In the event that a Mandatory Base Rate Loan cannot be made on the date required in the paragraph (b) above, upon written demand by the Swingline Lender, each other Lender shall purchase from the Swingline Lender a participating interest in the outstanding Swingline Loan in an amount equal to such other Lender's Commitment Percentage of such outstanding Swingline Loan as of the date of such purchase. Each Lender agrees to purchase its Commitment Percentage of each Swingline Loan within one (1) business day after such demand therefor is made by the Swingline Lender and on such date of purchase, an amount equal to such Lender's Commitment Percentage of the outstanding principal amount of the Swingline Loan to be purchased by such Lender shall be advanced to the Agent and upon receipt of such funds the Agent shall transfer such funds to the Swingline Lender.
Upon any sale by the Swingline Lender to any other Lender of a participating interest in any Swingline Loan pursuant to this paragraph, the Swingline Lender represents and warrants to such other Lender that the Swingline Lender is the legal and beneficial owner of the interest being sold by it, free and clear of any liens, but makes no other representation or warranty. Except for such representation and warranty, the Swingline Lender shall have no responsibility or liability to any other Lender with respect to the Swingline Loans or the participation therein so sold, and no Lender shall have any recourse against the Swingline Lender with respect to such Swingline Loans or participation therein, except that the Swingline Lender shall pay to each Lender that purchases a participation interest in Swingline Loans pursuant to this paragraph such Lender's ratable share of the payments, if any, actually received by the Swingline Lender on account of such Swingline Loans. If and to the extent that any Lender does not so advance the purchase price for such participation interest as required by this paragraph, such Lender agrees to pay to the Agent, for the account of Swingline Lender, on demand an amount computed in the same manner as the amount due to the Agent from a Lender which has made available funds for loans after the Borrowing Date thereof pursuant to
Section 2.7(b).

     Section 2.9.  Letters of Credit.

          (a) Up to $30,000,000 of the Commitments may be used by Borrower for the issuance of Letters of Credit by the Agent for the account of the Borrower subject to the terms and conditions set forth herein. Each Letter of Credit shall be denominated in Dollars and shall be a standby letter of credit issued to support the obligations of Borrower in connection with any purposes for which the proceeds of the Loans may be used pursuant to Section 7.11. Each Letter of Credit shall have an initial term of not more than one (1) year, and shall expire no later than five (5) Business Days prior to the Maturity Date. Although the Agent shall be the issuing bank of the Letter of Credit, each Lender hereby accepts for its own account and risk an undivided interest equal to its Commitment Percentage in the Agent's obligations and rights under each Letter of Credit issued hereunder. Each Lender unconditionally and irrevocably agrees with the Agent that, if a draft is paid under any Letter of Credit, such Lender shall promptly pay to the Agent an amount equal to such Lender's Commitment Percentage of
the amount of such draft or any part thereof.   Upon the issuance of
each Letter of Credit hereunder, there shall be reserved from each Lender's Commitment an amount equal to such Lender's Commitment Percentage of the stated amount of the Letter of Credit. Such reserved amounts shall remain in place and shall be unavailable for borrowing under Section 2.1 until the date that the Letter of Credit expires, is fully drawn or is terminated.

          (b) The Borrower shall give to the Agent a written notice in the form of Exhibit F hereto of each Letter of Credit requested hereunder (a "Letter of Credit Request") no less than five (5) Business Days prior to the proposed issuance date of the requested Letter of Credit. Each Letter of Credit Request shall specify (i) the name and address of the beneficiary of the requested Letter of Credit, (ii) the stated amount of the requested Letter of Credit, (iii) the proposed issuance date and expiration date of the requested Letter of Credit,
(iv) the proposed form of the requested Letter of Credit, and (v) the permitted purpose for which the Letter of Credit will be used, and shall be accompanied by a Compliance Certificate in the form of Exhibit C hereto signed by a Responsible Officer setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 hereof after including in the Outstanding Obligations the stated amount of the requested Letter of Credit. The Agent may also require that the Borrower complete its standard letter of credit application in the form of Exhibit G attached hereto, as such standard form may be revised from time to time, and submit the same together with the Letter of Credit Request. Within two (2) Business Days after receipt of a Letter of Credit Request, the Agent shall provide to each of the Lenders by facsimile a copy of such Letter of Credit Request and accompanying Compliance Certificate and each Lender shall, within 24 hours thereafter, notify the Agent if it believes that any of the conditions contained in Section 11 of this Agreement has not been met or waived such that a Loan in an amount equal to the stated amount of the requested Letter of Credit could be made on the proposed issuance date of such Letter of Credit. If such a notice is given the Requisite Lenders shall promptly determine whether all of the conditions contained in Section 11 of this Agreement have been met or waived. If no such notice is given by any Lender or if following such notice the Requisite Lenders determine that the conditions contained in Section 11 have been met or waived, and if the Agent determines, in its discretion, that it is willing to issue the requested Letter of Credit, and that it is satisfied with the proposed form thereof, the Letter of Credit shall be issued by the Agent and each of the Lenders shall then be obligated to the Agent with respect to its Commitment Percentage of the Letter of Credit as provided above in Section 2.9(a).

          (c) On or before the issuance date of any requested Letters of Credit, the Borrower shall pay to the Agent for its own account an issuance fee equal to one-eighth percent (.125%) of the stated amount of the Letter of Credit. On or before the date of any renewal or extension of a Letter of Credit, the Borrower shall pay to the Agent for its own account a renewal fee equal to five-hundredths percent (.05%) of the stated amount of the Letter of Credit. The Borrower shall pay to the Agent for the account of the Lenders a Letter of Credit fee equal to the then prevailing Applicable Eurodollar Margin per annum of the stated amount of the Letter of Credit, which Letter of Credit fee shall be due and payable on the issuance date of the Letter of Credit and on the date of each renewal or extension thereof, and shall be prorated for any partial year based on a 360-day year and paid for the actual number of days between the issuance date and the expiration date of such Letter of Credit. Promptly after its receipt thereof the Agent shall distribute such Letter of Credit fee to the Lenders pro-rata in accordance with their respective Commitment Percentages. Such fees shall be nonrefundable and shall not be further prorated in the event that the Letter of Credit terminates prior to its scheduled expiration date. The Borrower also agrees to reimburse the Agent for all reasonable fees, costs, expenses and disbursements of the Agent in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (d) Promptly after each Drawing Date the Agent shall notify the Lenders and the Borrower of the amount of the draft paid by the Agent on such Drawing Date. The payment of a draft under a Letter of Credit shall constitute an advance of a Mandatory Base Rate Loan which shall bear interest as a Base Rate Loan from the Drawing Date. On the Drawing Date each Lender shall make available to the Agent in immediately available funds its Commitment Percentage of the amount of the Mandatory Base Rate Loan so advanced upon such payment of a draft under the Letter of Credit. If the Agent receives such funds from any Lender on a date after the Drawing Date, such Lender shall pay to the Agent on demand an amount computed in the same manner as the amount due to the Agent from a Lender which has made available funds for loans after the Borrowing Date thereof pursuant to Section 2.7(b). Each Lender's obligation to fund its Commitment Percentage of Mandatory Base Rate Loans arising from the payment of a draft under a Letter of Credit shall not be subject to the satisfaction of the conditions set forth in
Section 11. Within three (3) Business Days after each Drawing Date, the Borrower shall deliver to the Agent a written explanation of the facts and circumstances relating to such drawing and a Compliance Certificate and any other information requested by the Agent for the purpose of allowing the Lenders to determine whether the drawing or related events have resulted in a Default or Event of Default. The Agent shall promptly provide copies of such explanation and information to the Lenders. In the event that a Mandatory Base Rate Loan cannot be made on the date required in this paragraph, upon written demand by the Agent, each other Lender shall purchase from the Agent a participating interest in the unreimbursed draft paid pursuant to such Letter of Credit in an amount equal to such other Lender's Commitment Percentage of such unreimbursed draft. Each Lender agrees to purchase its Commitment Percentage of such unreimbursed draft within one (1) business day after such demand therefor is made by the Agent and on such date of purchase, an amount equal to such Lender's Commitment Percentage of the such unreimbursed draft to be purchased by such Lender shall be advanced to the Agent.

          (e) The Borrower's obligations under this Section 2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower also agrees that the Agent shall not be responsible for, and the Borrower's reimbursement obligations hereunder shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays caused by the Agent's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and Practices for Documentary Credits as the same may be amended from time to time, shall be binding on the Borrower and shall not result in any liability of the Agent to the Borrower.

          (f) In the event that any Letters of Credit are in effect at the time of an acceleration of the maturity of the Loans pursuant to
Section 12.1, the amounts which shall thereupon become immediately due and payable by the Borrower shall include a sum equal to the aggregate stated amount of such then effective Letters of Credit. Such sum shall be deposited in a cash collateral account to be opened by the Agent which shall be under the sole dominion and control of the Agent. The Borrower hereby grants to the Agent, for the benefit of the Lenders, as security for the Obligations a first priority security interest in such cash collateral account and all deposits at any time therein and the proceeds thereof and the Borrower shall execute and deliver such documents and take all actions as may be required to create and maintain a valid and perfected first priority Lien on such cash collateral account in favor of the Agent. Amounts held in such cash collateral account shall be applied by the Agent on each Drawing Date thereafter to pay any drafts presented pursuant to the Letters of Credit. After all Letters of Credit have been fully drawn upon, expired or otherwise terminated, any balance remaining in such cash collateral account shall be applied in the same manner as enforcement proceeds under Section 12.4.

     Section 3.  REPAYMENT OF THE LOANS.

     Section 3.1. Maturity. The Borrower unconditionally promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest and charges thereon.

     Section 3.2. Mandatory Repayments of Loan. If at any time the sum of the Outstanding Obligations exceeds the Maximum Credit Amount, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans. The Borrower shall repay Swingline Loans on or before the date required under Section 2.8.

     Section 3.3. Optional Repayments of Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, on any Business Day, without penalty or premium; provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans made pursuant to this
Section 3.3 may be made only on the last day of the Interest Period relating thereto, except as set forth below in this Section 3.3. The Borrower shall give the Agent no later than 10:00 a.m., Boston time, at least two (2) Business Days' prior written notice of any prepayment pursuant to this Section 3.3 of any Base Rate Loans and four (4) Eurodollar Business Days, notice of any proposed repayment pursuant to this Section 3.3 of any Eurodollar Rate Loans, specifying the proposed date of payment of Loans and the principal amount to be paid. The Agent shall promptly notify each Lender of the principal amount of such payment to be received by such Lender. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000 and, to the extent requested by the Agent, shall be accompanied by the payment of all charges outstanding on all Loans and of accrued interest on the principal repaid to the date of payment. The principal payments so received shall be applied first to the principal of Swingline Loans, next to the principal of Base Rate Loans other than Swingline Loans and then to the principal of Eurodollar Rate Loans. Notwithstanding anything contained herein to the contrary, the Borrower may make a full or partial prepayment of a Eurodollar Rate Loan on a date other than the last day of the Interest Period relating thereto, if all optional prepayments (in whole or in part) on such Loans shall be accompanied by, and the Borrower hereby promises to pay, a prepayment fee in an amount determined by the Agent in the following manner:

          (a) Fixed Rate Prepayment Fee. Borrower acknowledges that prepayment or acceleration of a Eurodollar Loan during an Interest Period shall result in the Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. (For all purposes of this Section, any Loan not being made as a Eurodollar Rate Loan in accordance with the Loan Request therefor, as a result of Borrower's cancellation thereof, shall be treated as if such Eurodollar Rate Loan had been prepaid.) Therefore, on the date a Eurodollar Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Prepayment Date"), Borrower will pay to Agent, for the account of each Lender, (in addition to all other sums then owing), an amount ("Fixed Rate Prepayment Fee") determined by the Agent as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, shall be subtracted from the interest rate applicable to the Eurodollar Rate Loan being prepaid. If the result is zero or a negative number, there shall be no Fixed Rate Prepayment Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the Eurodollar Rate Loan being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. The resulting amount shall be the Fixed Rate Prepayment Fee.

          (b) Upon the written notice to Borrower from Agent, Borrower shall immediately pay to Agent, for the account of the Lenders, the Fixed Rate Prepayment Fee. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

          (c) Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of the Eurodollar Rate as a basis for calculating the rate of interest on a Eurodollar Rate Loan;
(ii) the Eurodollar Rate is used merely as a reference in determining such rate; and (iii) Borrower has accepted the Eurodollar Rate as a reasonable and fair basis for calculating such rate and a Fixed Rate Prepayment Fee. Borrower further agrees to pay the Fixed Rate Prepayment Fee, if any, whether or not a Lender elects to purchase, sell and/or match funds.

     Section 4.  CERTAIN GENERAL PROVISIONS.

     Section 4.1. Fees. On the Effective Date, the Borrower shall pay to Fleet the fees in the amounts specified in the fee agreement among Fleet, the Arranger and the Borrower dated March 30, 2000. Fleet shall be responsible for the facility fees which it has agreed to pay to the other Lenders.

     Section 4.2. Commitment Fee. The Borrower shall pay to the Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee calculated at the rates set forth below per annum on the daily amount by which the Total Commitment (as it may have been reduced pursuant to Section 2.2) exceeds the Outstanding Obligations excluding Swingline Loans (the "Unused Amount"):

Unused Amount                             Fee Rate
-------------------------------------     ----------------------

less than 40% of Total Commitment          15 basis points

40% or more of Total Commitment            25 basis points

     The commitment fee shall be payable on the basis of the applicable annual rate quarterly in arrears on or before the third Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate. If Borrower exercises its option to increase the Total Commitment pursuant to Section 2.2(a), the commitment fee shall be computed separately for the portions of the quarter prior to and after the Commitment Increase Date and allocated among the Lenders based on the Commitment Percentages applicable during each portion of said quarter.

     Section 4.3.  Funds for Payments.

          (a) All payments of principal, interest, closing fees, commitment fees and any other amounts due hereunder (other than as provided in Section 2.2(b), Section 3.1(b), Section 4.1, Section 4.5 and Section 4.6) or under any of the other Loan Documents, and all prepayments, shall be made to the Agent, for the respective accounts of the Lenders, at the Agent's Head Office, in each case in Dollars in immediately available funds.

          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower shall pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

     Section 4.4. Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall (absent manifest error) be considered correct and binding on the Borrower unless within thirty (30) Business Days after receipt by the Agent or any of the Lenders from Borrower of any notice by the Borrower of such outstanding amount, the Agent or such Lender shall notify the Borrower to the contrary.

     Section 4.5. Additional Costs, Etc. If any present or future applicable law which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or Loans by, or commitments of an office of any Lender, or

          (d) impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, the Commitment, or any class of Loans or commitments of which any of the Loans or the Commitment forms a part;

and the result of any of the foregoing is

                    (i) to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitment, or

                    (ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of the Commitments or any of the Loans, or

                    (iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent, to the extent permitted by law, such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

     Section 4.6. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Lender or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Loans made or deemed to be made pursuant hereto, then such Lender or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Lender or the Agent from time to time on demand, as an additional fee payable hereunder, such amount as such Lender or the Agent shall determine in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender or the Agent in light of these circumstances for its increased costs of maintaining such capital. Each Lender and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

     Section 4.7. Certificate. A certificate setting forth any additional amounts payable pursuant to Section 4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing.

     Section 4.8. Indemnity. In addition to the other provisions of this Agreement regarding any such matters, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or reasonable expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense caused by Borrower's breach or other default and arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) a default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request, (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of a Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Eurodollar Rate Loan and (d) any failure by the Borrower to prepay a Eurodollar Loan on the date specified in a prepayment notice given by the Borrower.

     Section 4.9. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to four percent (4%) above the Base Rate until such amount shall be paid in full (after as well as before judgment) . In addition, the Borrower shall pay to the Agent a late charge equal to three percent (3%) of any amount of principal and/or interest and/or charges on the Loans which is not paid within ten (10) days of the date when due.

     Section 4.10. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) any Loan Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower.

     Section 4.11. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the Commitment of such Lender to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) the Eurodollar Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay to the Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 4.11, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

     Section 4.12. Replacement of Lenders. If any of the Lenders shall make a notice or demand upon the Borrower pursuant to Section 4.5, Section 4.6, or Section 4.11 based on circumstances or laws which are not generally applicable to the Lenders organized under the laws of the United States or any State thereof, the Borrower shall have the right to replace such Lender with an Eligible Assignee selected by the Borrower and approved by the Agent. In such event the assignment shall take place on a date set by the Agent at which time the assigning Lender and the Eligible Assignee shall enter into an Assignment and Acceptance as contemplated by Section 18.1 (and clause (d) thereof shall not be applicable) and the assigning Lender shall receive from the Eligible Assignee or the Borrower a sum equal to the outstanding principal amount of the Loans owed to the assigning Lender together with accrued interest thereon plus the accrued commitment fee under
Section 4.2 allocated to the assigning Lender, plus all other amounts then due to the assigning Lender hereunder.

     Section 5.  UNENCUMBERED PROPERTIES; NO LIMITATION ON RECOURSE.

     Section 5.1. Unencumbered Properties and Unencumbered Development Properties. The Borrower represents and warrants that each of the Real Estate Assets listed on Schedule 1.1 will on the Effective Date either
(i) satisfy all of the conditions set forth in the definition of Unencumbered Property or (ii) satisfy all of the conditions set forth in the definition of Unencumbered Development Property. From time to time during the term of this Agreement additional Real Estate Assets may become Unencumbered Properties or Unencumbered Development Properties and certain Real Estate Assets which previously satisfied the conditions set forth in the definition of Unencumbered Property or in the definition of Unencumbered Development Property may cease to be Unencumbered Properties or Unencumbered Development Properties by virtue of property dispositions, creation of Liens or other reasons. There shall be attached to each Compliance Certificate delivered pursuant to Section 7.4(d) or Section 7.13 an updated listing of the Unencumbered Properties and Unencumbered Development Properties relied upon by the Borrower in computing the Value of All Unencumbered Properties and the Unencumbered Net Operating Income stated in such Compliance Certificate. Compliance Certificates delivered pursuant to
Section 2.5(a) or Section 2.9(b) may, at Borrower's option, include an updated listing of the Unencumbered Properties and Unencumbered Development Properties and shall include such updated listing whenever a redetermination of the Value of All Unencumbered Properties based on such an updated listing would result in a material decrease (from that shown on the most recently delivered Compliance Certificate) in the Value of All Unencumbered Properties by virtue of property dispositions, creation of Liens or other reasons.

     Section 5.2. Waivers by Requisite Lenders. If any Real Estate Asset fails to satisfy any of the requirements contained in the definition of Unencumbered Property or the definition of Unencumbered Development Property then the applicable Real Estate Asset may nevertheless be deemed to be Unencumbered Property or an Unencumbered Development Property hereunder if the Requisite Lenders grant the necessary waivers and vote to accept such Real Estate Asset as an Unencumbered Property or an Unencumbered Development Property.

     Section 5.3. Rejection of Unencumbered Properties and Unencumbered Development Properties. If at any time the Agent determines that any Real Estate Asset listed as an Unencumbered Property or an Unencumbered Development Property by the Borrower does not satisfy all of the requirements of the definition of Unencumbered Property or of Unencumbered Development Property, as applicable (to the extent not waived by the Requisite Lenders pursuant to Section 5.2) it may reject an Unencumbered Property or an Unencumbered Development Property by notice to the Borrower and if the Agent so requests the Borrower shall revise the applicable Compliance Certificate to reflect the resulting change in the Value of All Unencumbered Properties and the Unencumbered Net Operating Income.

     Section 5.4. Change in Circumstances. If at any time during the term of this Agreement Borrower becomes aware that any of the representations contained in Section 6 are no longer accurate with respect to any Unencumbered Property or any Unencumbered Development Property, it will promptly so notify the Agent and either request a waiver pursuant to Section 5.2 or confirm that such Real Estate Asset is no longer an Unencumbered Property or an Unencumbered Development Property. If any waiver so requested is not granted by the Requisite Lenders within ten (10) Business Days the Agent shall reject the applicable Unencumbered Property or Unencumbered Development Property pursuant to Section 5.3.

     Section 5.5. No Limitation on Recourse. The Obligations are full recourse obligations of the Borrower and, to the extent provided in the applicable Guaranty, of the Guarantors, and all of their respective Real Estate Assets and other properties shall be available for the indefeasible payment in full in cash and performance of the Obligations. Notwithstanding anything to the contrary contained herein, the trustees of Liberty Property Trust shall have no personal liability of any nature under this document. The Agent and the Lenders shall look solely to the assets of Liberty Property Trust to satisfy any liability or recourse against Liberty Property Trust hereunder.

     Section 5.6. Additional Guarantor Subsidiaries. If Borrower desires that a Real Estate Asset owned by a Related Company which is not previously a Guarantor Subsidiary become an Unencumbered Property or an Unencumbered Development Property, then provided that the applicable Related Company is at least 85% owned by Borrower, such Related Company may become a Guarantor Subsidiary upon delivery to the Agent of the following, all in form and substance satisfactory to the
Agent: (a) a Guaranty in substantially the form of the Guaranty executed and delivered by the Guarantor Subsidiaries prior to the Effective Date, (b) good standing certificates, general partner certificates, secretary certificates, opinions of counsel and such other documents as may be reasonably requested by the Agent. The Agent shall provide copies of said documents to the Lenders.

     Section 6. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and each of the Lenders as follows:

     Section 6.1.  Authority; Etc.

          (a) Organization; Good Standing. The Company (i) is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has all requisite power to own its properties and conduct its business as now conducted and as presently contemplated, and (iii) to the extent required by law is in good standing as a foreign entity and is duly authorized to do business in the States in which the Unencumbered Properties and the Unencumbered Development Properties are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Materially Adverse Effect. The Borrower is a Pennsylvania limited partnership, and each Guarantor Subsidiary is a Pennsylvania limited partnership or a Pennsylvania corporation, and each such entity is duly organized, validly existing and in good standing under the laws of the State of its formation, has all requisite power to own its properties and conduct its business as presently contemplated and is duly authorized to do business in the States in which the Unencumbered Properties and the Unencumbered Development Properties owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect.

         (b) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is to become a party and the transactions contemplated hereby and thereby
(i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and the Company as general partner of Borrower, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or the Company is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or the Company and (iv) do not conflict with any provision of the Borrower's partnership agreement or Company's declaration of trust, charter documents or bylaws, or any agreement (except agreements as to which such a conflict would not result in a Material Adverse Effect) or other instrument binding upon, the Borrower or the Company or to which any of their properties are subject. The execution, delivery and performance of the Guaranty and the other Loan Documents to which any Guarantor is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Guarantor, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Guarantor and (iv) do not conflict with any provision of such Guarantor's charter documents or bylaws, partnership agreement, declaration of trust, or any agreement (except agreements as to which such a conflict would not result in a Material Adverse Effect) or other instrument binding upon such Guarantor or to which any of such Guarantor's properties are subject.

          (c) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of the Guaranty and the other Loan Documents to which any Guarantor is or is to become a party will result in valid and legally binding obligations of such Guarantor enforceable against such Guarantor in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors, rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 6.2. Governmental Approvals. The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which the Borrower or such Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

     Section 6.3.  Title to Properties.

          (a) Either the Borrower or a Guarantor holds good and clear record and marketable fee simple title to the Unencumbered Properties and the Unencumbered Development Properties, subject to no Liens except for the Permitted Liens.

          (b) Except as indicated on Schedule 6.3 hereto, the Borrower owns all of the properties reflected in the balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except properties sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     Section 6.4. Financial Statements. The following financial statements have been furnished to each of the Lenders.

          (a) A balance sheet of the Company as of the Balance Sheet Date, and a statement of operations and statement of cash flows of the Company for the fiscal year then ended, a balance sheet of the Borrower as of the Balance Sheet Date, and a statement of operations and statement of cash flows of the Borrower for the fiscal year then ended, all accompanied by an auditor's report prepared without qualification by Ernst & Young LLP. Such balance sheets and statements of operations and of cash flows have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower and the Company, respectively as at the close of business on the date thereof and the results of operations and cash flows for the fiscal year then ended. There are no contingent liabilities of the Borrower or the Company, respectively, as of such date involving material amounts, known to the officers of the Company not disclosed in said balance sheet and the related notes thereto.

          (b) A balance sheet and a statement of operations and statement of cash flows of the Company and a balance sheet and a statement of operations and statement of cash flows of the Borrower for each of the fiscal quarters of the Company ended since the Balance Sheet Date for which the Company has filed form 10-Q with the SEC, which the Company's Responsible Officer certifies has been prepared in accordance with Generally Accepted Accounting Principles consistent with those used in the preparation of the annual audited statements delivered pursuant to paragraph (a) above and fairly represents the financial condition of the Company and the Borrower, respectively, as at the close of business on the dates thereof and the results of operations and of cash flows for the fiscal quarters then ended (subject to year-end adjustments). There are no contingent liabilities of the Borrower or the Company as of such dates involving material amounts, known to the officers of the Company, not disclosed in such balance sheets and the related notes thereto.

          (c) A statement prepared by the Borrower which sets forth the total Net Operating Income of the Unencumbered Properties for the fiscal quarter of the Borrower ended on the Balance Sheet Date.

     Section 6.5. No Material Changes, Etc. Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or assets or business of the Borrower as shown on or reflected in the balance sheet of the Borrower as of the Balance Sheet Date, or the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any Material Adverse Effect either individually or in the aggregate.

     Section 6.6. Franchises, Patents, Copyrights, Etc. The Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except to the extent the Borrower's failure to possess the same does not have a Material Adverse Effect.

     Section 6.7.  Litigation. Except as listed and described on
Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to Borrower's knowledge, threatened against the Borrower, any Guarantor or any of the Related Companies before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, have a Material Adverse Effect or materially impair the right of the Borrower, any Guarantor or any of the Related Companies to carry on business substantially as now conducted by it, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which would result in a Lien on any Unencumbered Property or any Unencumbered Development Property, or which will materially adversely affect the ability of the Borrower or any Guarantor to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.

     Section 6.8. No Materially Adverse Contracts, Etc. Neither the Borrower nor the Company is subject to any charter, trust or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor the Company is a party to any contract or agreement that has or is expected, in the judgment of the Company's officers, to have any Material Adverse Effect.

     Section 6.9. Compliance With Other Instruments, Laws, Etc. Neither the Borrower nor the Company is in violation of any provision of the Borrower's partnership agreement or of the Company's charter documents, by-laws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

     Section 6.10.  Tax Status.  Each of the Borrower and the Company
(a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

     Section 6.11. Event of Default. No Default or Event of Default has occurred and is continuing.

     Section 6.12. Investment Company Act. Neither the Borrower nor the Company is an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     Section 6.13. Absence of Financing Statements, Etc. There is no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document existing, filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Unencumbered Property or any Unencumbered Development Property, except Permitted Liens.

     Section 6.14. Status of the Company. The Company (i) is a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current "tax year" (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code. The common stock of the Company is listed for trading on the New York Stock Exchange.

     Section 6.15. Certain Transactions. Except as set forth on
Schedule 6. 15 hereto, none of the officers or employees of the Borrower or any Guarantor are presently a party to any transaction with the Borrower or any Guarantor (other than for services as employees, officers and trustees) , including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee or such employee or, to the knowledge of the Borrower and the Company, any corporation, partnership, trust or other entity in which any officer, trustee or any such employee or natural Person related to such officer, trustee or employee or other Person in which such officer, trustee or employee has a direct or indirect beneficial interest has a substantial interest or is an officer or trustee.

     Section 6.16. Benefit Plans: Multiemployer Plans: Guaranteed Pension Plans . As of the date hereof as to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, neither the Borrower nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, except as may be set forth on Schedule 6.16. To the extent that Borrower or any ERISA Affiliate hereafter maintains or contributes to any Employee Benefit Plan or Guaranteed Pension Plan, it shall at all times do so in compliance with Section 7.17 hereof.

     Section 6.17. Regulations U and X . No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     Section 6.18. Environmental Compliance . The Borrower has caused Phase I environmental assessments to be conducted with respect to the Real Estate Assets. Based on the information contained in the reports received by Borrower with respect to said environmental assessments, Borrower makes the following representations and warranties:

          (a) Except as may be set forth on Schedule 6.18, to the best of Borrower's knowledge none of the Borrower, any Guarantor, any of the Related Companies or any operator of the Real Estate or any portion thereof, or any operations thereon is in violation, or alleged material violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters (hereinafter collectively referred to as the "Environmental Laws"), including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, including, without limitation, the environmental statutes, regulations, orders and decrees of the States in which any of the Unencumbered Properties or any of the Unencumbered Development Properties may be located, which violation would have a Material Adverse Effect or would materially decrease the value of an Unencumbered Property or an Unencumbered Development Property.

          (b) Except as set forth on Schedule 6.18 attached hereto, none of the Borrower, the Guarantors or the Related Companies has received written notice from any third party including, without limitation any federal, state or local governmental authority with respect to any of the Unencumbered Properties or any of the Unencumbered Development Properties or otherwise if the same would have a Material Adverse Effect, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) ; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Materials") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of the Related Companies conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials.

          (c) Except as set forth on Schedule 6.18 attached hereto and except to the extent the same would neither have a Material Adverse Effect nor materially decrease the value of an Unencumbered Property or an Unencumbered Development Property, (i) to the best of Borrower's knowledge no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in material compliance with applicable Environmental Laws; and except as set forth on Schedule 6.18, no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, any Guarantor, any of the Related Companies or the operators of any Real Estate, or to the best of Borrower's knowledge, any ground or space tenants on any Real Estate, no Hazardous Materials have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there has been no present, or to the best of Borrower's knowledge past, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Materials on, upon, into or from any Real Estate;
(iv) to the best of Borrower's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on; and (v) to the best of Borrower's knowledge, any Hazardous Materials that have been generated on any of the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in material compliance with such permits and applicable Environmental Laws. Notwithstanding that any representation contained herein may be limited to the knowledge of the Borrower, any such limitation shall not affect the covenants specified in Section 7.10 or elsewhere in this Agreement.

          (d) None of the Real Estate is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby.

     Section 6.19. Subsidiaries and Affiliates . The Borrower has no Subsidiaries except for the Related Companies listed on Schedule 1.3 and does not have an ownership interest in any entity whose financial statements are not consolidated with the Borrower's except for the Unconsolidated Entities listed on Schedule 1.3. Except as set forth on
Schedule 6.19: (a) the Company is not a partner in any partnership other than Borrower and is not a member of any limited liability company and (b) the Company owns no material assets other than its partnership interest in Borrower.

     Section 6.20. Loan Documents . All of the representations and warranties of the Borrower or any Guarantor made in the other Loan Documents or any document or instrument delivered or to be delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.

     Section 6.21. Buildings on the Unencumbered Properties . Except as set forth on Schedule 6.21, to the best of Borrower's knowledge there are no material defects in the roof, foundation, structural elements and masonry walls of the Buildings on the Unencumbered Properties or their heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems which would materially decrease the value of such Unencumbered Property.

     Section 7. AFFIRMATIVE COVENANTS OF THE BORROWER. Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligations to make Loans:

     Section 7.1. Punctual Payment . The Borrower will unconditionally duly and punctually pay the principal and interest on the Loans and all other amounts provided for in the Notes, this Agreement, and the other Loan Documents all in accordance with the terms of the Notes, this Agreement and the other Loan Documents.

     Section 7.2. Maintenance of Office . The Borrower will maintain its chief executive office in Malvern, Pennsylvania or at such other place in the United States Of America as the Borrower shall designate upon written notice to the Agent to be delivered within fifteen (15) days of such change, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

     Section 7.3. Records and Accounts . The Borrower will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles.

     Section 7.4. Financial Statements, Certificates and Information . The Borrower will deliver to each of the Lenders:

          (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the audited balance sheets of the Borrower and of the Company at the end of such year, and the related audited statements of operations and statements of cash flows and Funds From Operations and taxable income for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles on a consolidated basis including the Borrower and the Related Companies, and accompanied by an auditor's report prepared without qualification by Ernst & Young LLP or by another independent certified public accountant reasonably acceptable to the Agent; provided, however, that for so long as the Borrower and the Company are filing form 10-K with the SEC, the delivery of a copy thereof pursuant to paragraph (e) of this Section 7.4 shall be deemed to satisfy this paragraph (a);

          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited balance sheets of the Borrower and of the Company as at the end of such quarter, and the related unaudited statements of operations and statements of Funds From Operations and estimated taxable income for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of the Borrower and of the Company on the date thereof (subject to year-end adjustments); provided, however, that for so long as the Borrower and the Company are filing form 10-Q with the SEC, the delivery of a copy thereof pursuant to paragraph (e) of this Section 7.4 shall be deemed to satisfy this paragraph (b);

          (c) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters and not later than ninety (90) days after the end of the last fiscal quarter of each fiscal year of the Borrower, copies of a statement of the Net Operating Income for such fiscal quarter for the Unencumbered Properties, prepared on a basis consistent with the statements furnished pursuant to Section 6.4 (c) , and certified by a Responsible Officer of the Company and, at the time of the annual financial statements referred to in subsection (a) above, and, if requested by the Agent, at the time of quarterly financial statements referred to in subsection (b) above, a statement setting forth the Net Operating Income for such fiscal quarter for each Unencumbered Property listed by address;

          (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement in the form of Exhibit C hereto signed by a Responsible Officer of the Company and setting forth in reasonable detail computations evidencing compliance with the covenants contained herein and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date;

          (e) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Company, copies of the Form 10-K statement filed with the Securities and Exchange Commission ("SEC") for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter, copies of the Form 10-Q statement filed with the SEC for such fiscal quarter, provided that in either case if the SEC has granted an extension for the filing of such statements, Borrower shall deliver such statements to the Agent simultaneously with the filing thereof with the SEC;

          (f) promptly following the filing or mailing thereof, copies of all other material of a financial nature filed with the SEC or sent to the shareholders of the Company or to the limited partners of the Borrower and copies of all corporate press releases promptly upon the issuance thereof;

          (g) from time to time such other financial data and information as the Agent may reasonably request including, without limitation, financial statements of any Unconsolidated Entities.

     Section 7.5. Notices .

          (a) Defaults. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or an Event of Default under this Agreement) under any note, evidence of Indebtedness, indenture or other obligation to which or with respect to which the Borrower, Guarantor or any of the Related Companies is a party or obligor, whether as principal or surety, and if the principal amount thereof exceeds $5,000,000, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

          (b) Environmental Events. The Borrower will promptly notify the Agent in writing of any of the following events: (i) upon Borrower's obtaining knowledge of any violation of any Environmental Law regarding an Unencumbered Property or an Unencumbered Development Property or any Real Estate or Borrower's operations which violation could have a Material Adverse Effect; (ii) upon Borrower's obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into an Unencumbered Property or an Unencumbered Development Property or any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Unencumbered Property or Unencumbered Development Property or which could have a Material Adverse Effect; (iii) upon Borrower's receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower's or any Person's operation of an Unencumbered Property or an Unencumbered Development Property or any Real Estate if the same would have a Material Adverse Effect, (B) contamination on, from or into an Unencumbered Property or an Unencumbered Development Property or any Real Estate if the same would have a Material Adverse Effect, or (C) investigation or remediation of off-site locations at which Borrower or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (iv) upon Borrower's obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower, Guarantor or any of the Related Companies may be liable or for which a lien may be imposed on an Unencumbered Property or an Unencumbered Development Property.

          (c) Notification of Liens Against Unencumbered Properties and Unencumbered Development Properties or Other Material Claims. The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any Liens (except Permitted Liens) placed upon or attaching to any Unencumbered Properties or any Unencumbered Development Properties or of any other setoff, claims (including environmental claims), withholdings or other defenses which could have a Material Adverse Effect.

          (d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Unencumbered Properties or any of the Unencumbered Development Properties or affecting the Borrower, Guarantor or any of the Related Companies or to which the Borrower, Guarantor or any of the Related Companies is or is to become a party involving an uninsured claim (or as to which the insurer reserves rights) against the Borrower, Guarantor or any of the Related Companies that at the time of giving of notice could reasonably be expected to have a Materially Adverse Effect, and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $1,000,000.

          (e) Notice of Rating Changes. The Borrower will immediately notify the Agent in writing of the issuance of a Duff & Phelps Rating and of the occurrence of any change in the Moody's Rating, in the S&P Rating or in the Duff & Phelps Rating (if any).

     Section 7.6. Existence; Maintenance of REIT Status; Maintenance of Properties . The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland trust and its status as a self administered real estate investment trust under the Code and the existence of Borrower as a Pennsylvania limited partnership. The common shares of beneficial interest of the Company will at all times be listed for trading on either the New York Stock Exchange or one of the other major stock exchanges. The Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises which in the judgment of the Borrower may be necessary to properly and advantageously conduct the businesses being conducted by it, the Company or any of the Related Companies. The Borrower (a) will cause all of the properties used or useful in the conduct of the business of Borrower, the Company or any of the Related Companies to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted by it and in related businesses.

     Section 7.7. Insurance. With respect to the Real Estate Assets and other properties and businesses of Borrower, the Guarantors and the Related Companies, the Borrower will maintain or cause to be maintained insurance with financially sound and reputable insurers against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. With respect to the Unencumbered Properties, such insurance will include all risk casualty insurance for the replacement cost of all Buildings including loss of rents for 12 months and, to the extent available, flood insurance. With respect to the Unencumbered Development Properties, such insurance will include all risk builders risk insurance. Commercial general liability insurance shall include an excess liability policy with limits of at least $50,000,000.

     Section 7.8. Taxes. The Borrower will pay real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets before the same become delinquent, and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its other properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its properties; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     Section 7.9. Inspection of Properties and Books . The Borrower shall permit the Lenders, through the Agent or any of the Lenders' other designated representatives, to visit and inspect any of the Unencumbered Properties and any of the Unencumbered Development Properties, to examine the books of account of the Borrower, the Company and the Related Companies (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.

     Section 7.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply, and will cause each Guarantor and all Related Companies to comply, with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of all applicable partnership agreements, charter documents and by-laws, (c) all agreements and instruments to which it is a party or by which it or any of its Real Estate Assets may be bound including the Leases, and
(d) all applicable decrees, orders, and judgments except (with respect to (a) through (d) above) to the extent such non-compliance would not have a Material Adverse Effect. If at any time any permit or authorization from any governmental Person shall become necessary or required in order that the Borrower or any Guarantor may fulfill or be in compliance with any of its obligations hereunder or under any of the Loan Documents, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

     Section 7.11. Use of Proceeds.  Subject to the provisions of
Section 2.5 hereof, the proceeds of the Loans shall be used by the Borrower for making Investments permitted by Section 8.2, repayment of other Indebtedness, payment of Distributions, payment of Preferred Distributions and for working capital and other purposes consistent with the covenants contained herein.

     Section 7.12. Prepayment of Existing Fleet Facilities . Borrower agrees to use the initial advance of Loans on the Effective Date to prepay in full all loans outstanding under (i) the revolving credit facility in the maximum amount of $325,000,000 pursuant to the Amended and Restated Loan Agreement dated June 16, 1997 among Borrower, the Company and BankBoston, N.A. (now known as Fleet National Bank) as Agent and the lenders party thereto as amended by First Amendment to Amended and Restated Loan Agreement dated March 10, 1998, and (ii) the term loan in the original principal amount of $135,000,000, and having a presently outstanding principal balance of $90,000,000, pursuant to a Term Loan Agreement dated January 15, 1999 among Borrower, the Company, BankBoston, N.A. (now known as Fleet National Bank) as Agent and the lenders party thereto. Upon such prepayment, such credit facilities shall be deemed to be permanently terminated and each of the lenders thereunder shall be relieved of all further obligations to advance loans or issue letters of credit pursuant to such facilities.

     Section 7.13 Notices of Significant Transactions . The Borrower will notify the Agent in writing prior to the closing of any of the following transactions pursuant to a single transaction or a series of related transactions:

          (a) The sale or transfer of one or more Real Estate Assets for an aggregate sales price or other consideration of $50,000,000 or more.

          (b) The creation of a Lien on any one or more Real Estate Assets which, if the same were an Unencumbered Property, would have an aggregate Unencumbered Property Value (based on the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 7.4) of $50,000,000 or more.

          (c)  The creation of Indebtedness of Borrower exceeding
$50,000,000.

          (d) The sale or transfer of the ownership interest of Borrower or any of the Related Companies in any of the Related
Companies or the Unconsolidated Entities if the aggregate consideration received by the Borrower or the Related Companies in connection with such transaction exceeds $50,000,000.

          Each notice given pursuant to this Section 7.13 shall be accompanied by a Compliance Certificate including an updated list of Unencumbered Properties and Unencumbered Development Properties and demonstrating in reasonable detail compliance, after giving effect to the proposed transaction, with the covenants contained in Section 9.1 through Section 9.8.

     Section 7.14. Further Assurance . The Borrower will cooperate with the Agent and the Lenders and execute such further instruments and documents and perform such further acts as the Agent and the Lenders shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan
Documents.

     Section 7.15. Environmental Indemnification . The Borrower covenants and agrees that it will indemnify and hold the Agent and each Lender harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Lender (including all reasonable costs of legal representation incurred by the Agent or any Lender, but excluding, as applicable, for the Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Lender) relating to (a) any Release or threatened Release of Hazardous Substances on any Unencumbered Property or any Unencumbered Development Property or any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Unencumbered Property or any Unencumbered Development Property or any Real Estate or the operations conducted thereon; or (c) the investigation or remediation of off-site locations at which the Borrower or its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances. It is expressly acknowledged by the Borrower that this covenant of indemnification shall survive the payment of the Loans and shall inure to the benefit of the Agent and the Lenders, and their successors and assigns.

     Section 7.16. Response Actions . The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Unencumbered Property or any Unencumbered Development Property or any other Real Estate if the same would have a Material Adverse Effect, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Unencumbered Property, Unencumbered Development Property or Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Unencumbered Property, Unencumbered Development Property or Real Estate to the extent necessary to avoid a Material Adverse Effect.

     Section 7.17.  Employee Benefit Plans .

          (a) Representation. The Borrower and its ERISA Affiliates do not currently maintain or contribute to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, except as set forth on
Schedule 6.16.

          (b) Notice. The Borrower will obtain the consent of the Agent prior to the establishment of any Employee Benefit Plan or Guaranteed Pension Plan by the Borrower or any ERISA Affiliate.

          (c) In General. Each Employee Benefit Plan maintained by the Borrower or any ERISA Affiliate will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

          (d) Terminability of Welfare Plans. With respect to each Employee Benefit Plan maintained by the Borrower or an ERISA Affiliate which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, the Borrower, or the ERISA Affiliate, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

          (e) Multiemployer Plans. Without the consent of the Agent, the Borrower will not enter into, maintain or contribute to, any multiemployer Plan.

          (f) Unfunded or Underfunded Liabilities. The Borrower will not, at any time, have accruing unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

     Section 7.18 Required Interest Rate Contracts . Commencing on the Effective Date and thereafter until all Loans are paid in full and the Lenders have no further obligation to make Loans hereunder, the Borrower shall maintain in effect Interest Rate Contracts with counterparties and in form reasonably satisfactory to the Agent covering that portion of Borrower's Variable Rate Indebtedness equal to the amount by which Borrower's Variable Rate Indebtedness exceeds 20% of Total GAAP Assets.

     Section 8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  The
Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or the Lenders have any obligation to make any Loans:

     Section 8.1 Restrictions on Recourse Indebtedness . Except with the prior written consent of the Requisite Lenders, the Borrower will not, and the Borrower will not permit any Guarantor or any of the Related Companies to create, incur, assume, guarantee or become or remain liable, contingently or otherwise, or agree not to do any of same with respect to any Recourse Indebtedness other than:

          (a) Indebtedness to the Lenders arising under any of the Loan Documents;

          (b) current liabilities of the Borrower incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;

          (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (f) Indebtedness presently outstanding under the Subordinated Debenture Indenture consisting of the Subordinated Debentures in the aggregate amount of approximately $84,413,000 as of December 31, 1999;

          (g) Indebtedness under unsecured term notes presently outstanding or which may be hereafter issued by Borrower provided that the weighted average maturity date of all such term notes outstanding at any time shall not be earlier than four (4) years after the Effective Date. If more than one issue or series of such unsecured term notes is outstanding at any time, the foregoing weighted average maturity date shall be computed on an aggregate basis including all issues or series of such notes;

          (h) Recourse Indebtedness other than that described in other paragraphs of this Section 8.1 up to a maximum principal amount outstanding at any time equal to four percent (4%) of Total Assets at such time.

          (i) Indebtedness of the Borrower or a Related Company to the Borrower or a Related Company provided that any such Indebtedness to a Related Company that is not a Guarantor must be fully subordinated to the Obligations. Section 8.2.Restrictions on Investments . The Borrower will not, and will not permit Guarantor or any of the Related Companies to make or permit to exist or to remain outstanding any Investment except Investments in:

                    (a) marketable direct or guaranteed obligations of the United States of America, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or any agency or instrumentality of the United States of America provided such obligations are backed by the full faith and credit of the United States of America, that mature within one (1) year from the date of purchase by the Borrower;

                    (b) demand deposits, certificates of deposit, money market accounts, bankers acceptances, eurodollar time deposits and time deposits of United States banks having total assets in excess of $1,000,000,000 or repurchase obligations with a term of not more than 7 days with such banks for underlying securities of the type described in clause (a) of this Section 8.2;

                    (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than " P 1 " if rated by Moody's Investors Services, Inc. , and not less than "A 1" if rated by Standard and Poor's and participations in short term commercial loans made to such corporations by a commercial bank which provides cash management services to the Borrower;

                    (d) Investments existing or contemplated on the date hereof and listed on Schedule 8.2(d) hereto;

                    (e) Investments made in the ordinary course of the Borrower's business in Interest Rate Contracts;

                    (f)  Investments in Permitted Acquisitions;

                    (g) Investments in the following categories so long as the aggregate amount, without duplication, of all Investments described in this paragraph (g) does not exceed, at any time, thirty percent (30%) of Total Assets and the aggregate amount of each of the following categories of Investments does not exceed the specified percentage of Total Assets set forth in the following table:

Category of Investment               Maximum Percentage of Total Assets
----------------------------------   ----------------------------------
Permitted Developments	                              25%
Permitted Inventory Developments	                  10%
Unconsolidated Entities primarily
engaged in either the business of
development or ownership of real
estate located in the United
States or in a Related Business                       15%
Unconsolidated Entities primarily
engaged in a Related Business                          3%
Undeveloped land	                                     8%
Mortgages and notes receivable	                  10%
Rouse Kent Joint Venture	                         5%

     Section 8.3. Merger, Consolidation and Other Fundamental Changes. The Borrower will not, and will not permit the Company or any of the Related Companies to (i) become a party to any merger or consolidation, or (ii) agree to or effect any property acquisition or stock acquisition (other than Permitted Acquisitions in compliance with the other terms of this Agreement) , or (iii) enter into any joint venture or invest in any Unconsolidated Entity unless prior to such transaction the Borrower has provided the Agent with a notice describing such transaction and, if the reasonably expected financial impact on the Borrower as reflected on its balance sheet arising from all transactions described in this Section 8.3 shall exceed 15% of Total Assets, the Borrower shall have obtained the prior consent of the Requisite Lenders provided, however, that this Section 8.3 shall not be applicable to (A) any merger, consolidation or transfer among the Borrower's wholly-owned subsidiaries other than Guarantors, (B) any merger or consolidation of a Guarantor Subsidiary into the Borrower or any transfer from a Guarantor Subsidiary to the Borrower, or (C) any merger or consolidation with respect to which all of the following are satisfied: (1) the surviving entity is Borrower, the Company or any Guarantor Subsidiary and there is no substantial change in senior management of the Company, (2) the other entity or entities involved in such merger or consolidation are engaged in the same line of business as Borrower, and (3) following such transaction, the Borrower and the Company will not be in breach of any of the covenants, representations or warranties of this Agreement. Except as set forth on Schedule 6.19, the Company will not own or acquire any material assets other than its partnership interest in the Borrower. If the Company is the surviving entity in a merger, the assets acquired pursuant thereto will be immediately transferred to the Borrower.

     Section 8.4. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred. The Borrower will not permit the Company or any of the Related Companies to enter into any such arrangement.

     Section 8.5. Compliance with Environmental Laws. The Borrower will not do, and will not permit the Company or any of the Related Companies to do, any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for immaterial amounts of Hazardous Materials used in the routine maintenance and operation of the Real Estate and in compliance with applicable law, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials except in material compliance with Environmental Laws, (c) generate any Hazardous Materials on any of the Real Estate except in material compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release.

     Section 8.6. Distributions. Borrower shall not permit the total Distributions by it and the Company during any fiscal year to exceed 90% of Funds from Operations for such year and shall not permit there to be more than two consecutive fiscal quarters during which the total Distributions by Borrower and the Company during each fiscal quarter exceed 100% of Funds from Operations for such fiscal quarter except that such limitations on Distributions may be exceeded to the extent necessary for the Company to maintain its REIT status provided that the Company provides the Agent with a letter from its accountants or attorneys setting forth the basis for computation of the amount of such necessary excess Distributions. During any period when any Default or Event of Default has occurred and is continuing the total Distributions by the Borrower and the Company will not exceed the minimum amount necessary for the Company to maintain its REIT status. The Guarantor Subsidiaries will not make any Distributions except Distributions to Borrower.

     Section 8.7. Equity Repurchase Payments. Borrower shall not permit the total Equity Repurchase Payments by it and the Company during any fiscal year to exceed $100,000,000. During any period when any Default or Event of Default has occurred and is continuing no Equity Repurchase Payments will be made.

     Section 8.8.  Preferred Distributions.    During any period when
any Event of Default has occurred and is continuing no Preferred
Distributions will be made.


     Section 9. FINANCIAL COVENANTS OF THE BORROWER. The Borrower covenants and agrees as follows, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loan:

     Section 9.1. Value of All Unencumbered Properties. The Borrower will not at any time permit the Value of All Unencumbered Properties to be less than one hundred seventy five percent (175%) of the outstanding balance of Unsecured Indebtedness.

     Section 9.2. Minimum Debt Service Coverage. The Borrower will not at any time permit the outstanding principal amount of Unsecured Indebtedness to exceed an amount such that: (a) the Unencumbered Net Operating Income, divided by (b) Pro Forma Unsecured Debt Service Charges would be less than 1.5 for any fiscal quarter of Borrower.

     Section 9.3. Total Debt to Total Assets. The Borrower will not at any time permit Total Debt to exceed fifty-five percent (55%) of Total Assets.

     Section 9.4.  Maximum Secured Debt.   The Borrower will not at any
time permit the outstanding balance of Secured Indebtedness to exceed thirty percent (30%) of Total Assets.

     Section 9.5. Minimum Tangible Net Worth. The Borrower will not at any time permit the Tangible Net Worth of either the Borrower or the Company to be less than $1,014,000,000 plus 75% of Net Offering
Proceeds.

     Section 9.6. Total Operating Cash Flow to Interest Expense. The Borrower will not permit the ratio of its Total Operating Cash Flow to Interest Expense to be less than 1.85 to 1.0 for any fiscal quarter.

     Section 9.7. Adjusted EBITDA to Fixed Charges. The Borrower will not permit the ratio of its Adjusted EBITDA to Fixed Charges to be less than 1.75 to 1.0 for any fiscal quarter.

     Section 9.8. Aggregate Occupancy Rate. The Borrower will not at any time permit the Aggregate Occupancy Rate to be less than eighty-five percent (85%).

     Section 10. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective when each of the following conditions precedent have been satisfied:

     Section 10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document prior to or on the Effective Date.

     Section 10.2. Certified Copies of Organization Documents; Good Standing Certificates. The Agent shall have received (i) a Certificate of the Company to which there shall be attached complete copies of the Borrower's Limited Partnership Agreement and its Certificate of Limited Partnership, certified as of a recent date by the Secretary of State of Pennsylvania, (ii) Certificates of Good Standing for the Borrower from the State of Pennsylvania and each State in which an Unencumbered Property or an Unencumbered Development Property is located, (iii) a copy of the Company's Declaration of Trust certified by the Maryland Secretary of State, (iv) Certificates of Good Standing for the Company from the State of Maryland and the Commonwealth of Pennsylvania, and
(v) certificates of good standing and certificates from the Borrower with respect to the provisions of applicable organizational documents of the Guarantor Subsidiaries.

     Section 10.3. By-laws; Resolutions. All action on the part of the Borrower and each Guarantor necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the Company true copies of its by-laws and the resolutions adopted by its Board of Directors authorizing the transactions described herein, each certified by its secretary to be true and complete and in effect on the Effective Date.

     Section 10.4. Incumbency Certificate; Authorized Signers. The Agent shall have received from the Company an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of the Company and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Company (in its own capacity and as general partner on behalf of Borrower and on behalf of each Guarantor Subsidiary which is a partnership), each of the Loan Documents to which the Borrower or any Guarantor is or is to become a party; (b) to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on behalf of the Borrower under the Loan Documents.

     Section 10.5. Opinions of Counsel Concerning Organization and Loan Documents. Each of the Lenders and the Agent shall have received favorable opinions from Borrower's counsel addressed to the Lenders and the Agent and dated as of the Effective Date, in form and substance satisfactory to the Agent.

     Section 10.6. Payment of Fees. The Borrower shall have paid to the Agent the fees pursuant to Section 4.1 and shall have paid all other expenses as provided in Section 15 hereof then outstanding.

     Section 11. CONDITIONS TO ALL CREDIT ADVANCES. The obligations of the Lenders to make any Loan or to issue any Letter of Credit, whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:

     Section 11.1. Representations True; No Event of Default; Compliance Certificate. Each of the representations and warranties of the Borrower and the Company contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date); the Borrower shall have performed and complied with all terms and conditions herein required to be performed by it or prior to the Borrowing Date of such Loan or the issuance date of such Letter of Credit; and no Default or Event of Default shall have occurred and be continuing on the date of any Loan Request or on the Borrowing Date of such Loan or on the date of any Letter of Credit Request or on the issuance date of such Letter of Credit. Each of the Lenders shall have received a Compliance Certificate of the Borrower signed by a Responsible Officer to such effect, which certificate will include, without limitation, computations evidencing compliance with the covenants contained in
Section 9.1 through Section 9.7 hereof after giving effect to such requested Loan or Letter of Credit.

     Section 11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to hold an interest in such Letter of Credit.

     Section 11.3. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     Section 11.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Agent, and the Lenders shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     Section 12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

     Section 12.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

          (a) the Borrower shall fail to pay any principal of the Loans within five (5) days after the same shall become due and payable;

          (b) the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan
Documents when the same shall become due and payable;

          (c) the Borrower or the Company shall fail to comply with any of its covenants contained in Section 7.5, the first sentence of
Section 7.6, Section 7.7, Section 7.13, Section 8 or Section 9 hereof;

          (d) the Borrower or any Guarantor shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 12) for thirty (30) days after written notice of such failure from Agent to the Borrower;

          (e) any representation or warranty of the Borrower in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated, provided, however, that with respect to the representations and warranties of the Borrower contained in Section 6.2, Section 6.3, Section 6.13, Section
6.18 and Section 6.21, if the condition or event making the representation and warranty false is capable of being cured by the Borrower, no enforcement action has been commenced against the Borrower or the applicable Unencumbered Property or Unencumbered Development Property on account of such condition or event nor is the applicable Unencumbered Property or Unencumbered Development Property subject to risk of forfeiture due to such condition or event, and the Borrower promptly commences the cure thereof after the Borrower's first obtaining knowledge of such condition or event, the Borrower shall have a period of thirty (30) days after the date that the Borrower first obtained knowledge of such condition or event during which the Borrower may cure such condition or event (or, if such condition or event is not reasonably capable of being cured within such thirty (30) day period, such additional period of time as may be reasonably required in order to cure such condition or event but in any event such period shall not exceed six (6) months from the date that the Borrower first obtained knowledge of such condition or event), and no Event of Default shall exist hereunder during such thirty (30) day or additional period so long as the Borrower continuously and diligently pursues the cure of such condition or event and the other conditions to such cure period have not changed;

          (f) the Borrower, the Company or any of the Related Companies shall fail to pay at maturity, or within any applicable period of grace, any Recourse Indebtedness, or shall fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and in any event, such failure shall continue for thirty (30) days, unless the aggregate amount of all such defaulted Recourse Indebtedness plus the amount of any unsatisfied judgments described in paragraph (i) of this Section
12.1 is less than $30,000,000.00;

          (g) any of the Borrower, the Company or any Guarantor shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any substantial part of its properties or shall commence any case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or any of the events described in this paragraph shall occur with respect to any other Related Company or any Unconsolidated Entity and such event shall have a Material Adverse Effect;

          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, the Company, or any Guarantor bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, the Company, or any Guarantor in an involuntary case under federal bankruptcy laws as now or hereafter constituted or any of the events described in this paragraph shall occur with respect to any other Related Company or any Unconsolidated Entity and such event shall have a Material Adverse Effect;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any uninsured final judgment against the Borrower that, with other outstanding uninsured final judgments, undischarged, against the Borrower, the Company or any of the Related Companies plus the amount of any defaulted Recourse Indebtedness under paragraph (f) of this
Section 12.1, exceeds in the aggregate $30,000,000.00;

          (j) if any of the Loan Documents or any material provision of any Loan Documents shall be unenforceable, cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (k) the Borrower or any Guarantor shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower;

          (l) the Borrower shall fail to pay, observe or perform any term, covenant, condition or agreement contained in any agreement, document or instrument evidencing, securing or otherwise relating to any Indebtedness of the Borrower to any Lender (other than the Obligations) and/or relating to any Permitted Lien (other than the Obligations) within any applicable period of grace provided for in such agreement, document or instrument;

          (m) any "Event of Default", as defined in any of the other Loan Documents or in the Subordinated Debenture Indenture, shall occur;

                    then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Requisite Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or action by the Requisite Lenders.

     Section 12.2. Termination of Commitments. If any one or more Events of Default specified in Section 12.1(g) or Section 12.1(h) shall occur, any unused portion of the Commitments hereunder, and of the Swingline Commitment, shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower or to issue Letters of Credit for the benefit of the Borrower. If any other Event of Default shall have occurred and be continuing, any Lender may by notice to the Borrower terminate the unused portion of its Commitment hereunder, and of the Swingline Commitment, and upon such notice being given such unused portion of its Commitment hereunder, or of the Swingline Commitment, shall terminate immediately and such Lender shall be relieved of all further obligations to make Loans other than Mandatory Base Rate Loans. No termination of such Lender's Commitment hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to such Lender arising under other agreements or instruments.

     Section 12.3.Remedies. In case any one or more of the Events of Default shall have occurred, and whether or not the Requisite Lenders shall have accelerated the maturity of the Loans pursuant to Section 12.1, each Lender, if owed any amount with respect to the Loans, may, with the consent of the Requisite Lenders, direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Lenders under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, if any amount shall have become due, by declaration or otherwise, to proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     Section 12.4. Distribution of Enforcement Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Lender as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations in such order or preference as the Requisite Lenders may determine; provided, however, that distribution in respect of such Obligations shall be made among the Lenders pro rata in accordance with each Lender's respective Commitment Percentage; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Requisite Lenders and the Agent of all of the Obligations, and the deposit in any cash collateral account established pursuant to Section 2.9(f) of the amount required thereby, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are legally entitled thereto.

     Section 13. SETOFF. During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest, unless the Lender from whom such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its allocable share of such interest based on the period of time that it was in possession of the funds being returned.

     Section 14.  THE AGENT.

     Section 14.1. Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender.

     Section 14.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

     Section 14.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     Section 14.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender has been independently represented by separate counsel on all matters regarding this Agreement.

     Section 14.5.Payments.

          (a) A payment by the Borrower or any Guarantor to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender subject to the pro rata rights to repayment based upon the Commitment Percentage of each Lender. The Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding the foregoing, the amounts advanced by the Additional Commitment Lenders on the Commitment Increase Date and certain Fixed Rate Prepayment Fees and Letter of Credit fees shall be distributed on a non pro rata basis as provided in
Section 2.2(b) and the commitment fees for the quarter which included the Commitment Increase Date shall be paid as provided in Section 4.2.

          (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or to adjust promptly such Lender's outstanding principal and its pro rata Commitment Percentage as provided in Section 2.1 hereof, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

          (d) If any amount which the Agent is required to distribute to the Lenders pursuant to this Section 14.5 is actually distributed to any Lender on a date which is later than the first Business Day following the Agent's receipt of the corresponding payment from the Borrower, the Agent shall pay to such Lender on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such late distribution to such Lender, times (iii) a fraction, the numerator of which is the number of days or portion thereof that elapsed from and including the second Business Day after the Agent's receipt of such corresponding payment from the Borrower to the date on which the amount so required to be distributed to such Lender actually is distributed, and the denominator of which is 365.

     Section 14.6. Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder assignee or transferee.

     Section 14.7. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

     Section 14.8. Agent as Lender. In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

     Section 14.9. Resignation. The Agent may resign at any time by giving sixty (60) days, prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, appointment of such successor Agent shall be subject to the reasonable approval of the Borrower. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the giving of notice of resignation or removal or if the Borrower has disapproved or failed to approve a successor agent within such period, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A2/P2 or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder. Such successor Agent shall issue replacement Letters of Credit and any outstanding Letters of Credit issued by the retiring Agent shall be canceled and returned to it. Such successor Agent shall also replace the retiring Agent in its capacity as Swingline Lender. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     Section 14.10. Notification of Defaults and Events of Default and other Notices. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 14.10, or upon it otherwise learning of the existence of a Default or an Event of Default, it shall promptly notify the other Lenders of the existence of such Default or Event of Default. The Agent shall also promptly provide each Lender with a copy of any notices which the Agent receives from the Borrower pursuant to
Section 7.5 or Section 7.13.

     Section 14.11. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may, with the consent of the Requisite Lenders (which consents may be obtained orally in emergency situations), and the Agent shall, if (a) so requested by the Requisite Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have. The Requisite Lenders may direct the Agent in writing as to the method and the extent of any such enforcement actions, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

     Section 14.12. Mandatory Resignation of Agent. In the event that the Agent enters into one or more Assignments pursuant to Section 18 having the effect of reducing the Agent's Commitment to less than $20,000,000 (which number will be reduced in proportion to any pro rata reduction in the Total Commitment pursuant to Section 2.2(c)) then the Agent shall promptly so notify the Lenders. Upon the written request of any Lender whose Commitment exceeds that of the Agent, which written request is made within thirty (30) days after the Agent's notice that its Commitment is below such minimum level, the Agent shall be obligated to resign pursuant to Section 14.9. Further, the Agent shall be obligated to resign pursuant to Section 14.9 upon the written request made for cause by Lenders whose aggregate Commitments constitute at least sixty-six percent (66%) of the Total Commitment excluding the Commitment of the Lender which is then the Agent hereunder.

     Section 15. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent's or any Lender's net income), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any taxes payable by the Agent or any of the Lenders after the Effective Date (the Borrower hereby agreeing to indemnify the Lenders with respect thereto), (c) all title examination costs, appraisal fees, engineers', inspectors' and surveyors' fees, recording costs and the reasonable fees, expenses and disbursements of the Agent's counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, costs, expenses and disbursements of the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein including without limitation, the costs incurred by the Agent in connection with its inspection of the Unencumbered Properties and the Unencumbered Development Properties, and the fees and disbursements of the Agent's counsel and the Borrower's legal counsel in preparing documentation,
(e) the fees, costs, expenses and disbursements of the Agent incurred in connection with the syndication and/or participation of the Loans,
(f) all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Agent and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by the Agent or any Lender in connection with any such enforcement proceedings) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or "workout" of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or the Lender's relationship with the Borrower, the Company, any Unconsolidated Entity or any of the Related Companies, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, and (h) all costs incurred by the Agent in the future in connection with its inspection of the Unencumbered Properties and the Unencumbered Development Properties. The covenants of this Section 15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

     Section 16. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and the Lenders and the shareholders, directors, agents, officers, subsidiaries, and affiliates of the Agent and the Lenders from and against any and all claims, actions or causes of action and suits whether groundless or otherwise, and from and against any and all Liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or which otherwise arise in connection with the financing including, without limitation except to the extent directly caused by the gross negligence or willful misconduct of a Lender or the Agent (but such limitation on indemnification shall only apply to the Agent or Lender being grossly negligent or committing willful misconduct), (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, (c) the Borrower entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its respective properties, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), (e) any cost, claim liability, damage or expense in connection with any harm the Borrower may be found to have caused in the role of a broker, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Lenders and the Agent shall each be entitled to select their own separate counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as to the Lenders so long as the possibility of any such claim, action, cause of action or suit exists.

     Section 17. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any Guarantor pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lenders of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or the Lenders have any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to the Agent or any Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

     Section 18.  ASSIGNMENT; PARTICIPATIONS; ETC.

     Section 18.1. Conditions to Assignment by Lenders . Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, except that such consent shall not be needed with respect to an assignment from a Lender to either one of its Affiliated Lenders or to another Lender hereunder,
(b) each such assignment shall be of a portion of the assigning Lender's rights and obligations under this Agreement relating to a specified Commitment amount and Commitment Percentage, (c) each assignment shall be in an amount of not less than $10,000,000 that is a whole multiple of $1,000,000, (d) each Lender either shall assign all of its Commitment and cease to be a Lender hereunder or shall retain, free of any such assignment, an amount of its Commitment of not less than $10,000,000, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance") , together with any
Notes subject to such assignment.   Upon such execution, delivery,
acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.3, be released from its obligations under this Agreement. So long as no Default or Event of Default has occurred and is continuing, Borrower's consent shall also be required for any assignment to an Eligible Assignee which is not at the time a Lender hereunder or one of such Lender's Affiliated Lenders provided that Borrower's consent shall not be unreasonably withheld or delayed and shall not be withheld unless Borrower simultaneously designates an alternative Eligible Assignee (approved by the Agent) who agrees to accept an assignment of the interest which the assigning Lender proposed to assign and pay to such assigning Lender a sum equal to the outstanding balance of principal and interest of Loans relating to the Commitment Percentage being assigned.

     Section 18.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 6.4 and Section 7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as "Agent" on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

     Section 18.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $2,500.00, provided that such registration fee shall not be required for assignments to an Eligible Assignee which is an affiliate of the assigning Lender. The Agent may, without action by any other party, amend Schedules 1 and 1.2 hereof to reflect the recording of any such assignments.

     Section 18.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its Loans hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 18.4, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, and that the Obligations evidenced by the new Notes have the same validity, enforceability and priority as if given on the Effective Date, in form and substance satisfactory to the Lenders. The surrendered Notes shall be cancelled and returned to the Borrower.

     Section 18.5. Participations. Each Lender may sell participations to one or more banks or other entities in a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents not to exceed forty-nine percent (49%) of its Commitment Percentage; provided that (a) the Agent shall have given its prior written consent to such participation, which consent shall not be unreasonably withheld or delayed, except that any Lender may sell participations to its Affiliated Lenders without such consent, (b) each such participation, other than participations to its Affiliated Lenders or to another Lender hereunder, shall be in an amount of not less than $5,000,000 that is a whole multiple of $1,000,000, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and the Lender shall continue to exercise all approvals, disapprovals and other functions of a Lender,
(d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve the vote of the Lender as to waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest, provided that all approvals affecting a Loan or this Agreement under this clause (d) shall be by a fifty-one percent (51%) vote of such Lender's Commitment Percentage, and (e) no participant which is not a Lender hereunder shall have the right to grant further participations or assign its rights, obligations or interests under such participation to other Persons without the prior written consent of the Agent. The Agent shall promptly advise the Borrower in writing of any such sale or participation.

     Section 18.6. Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

     Section 18.7. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders, and any such attempted assignment shall be null and void.

     Section 18.8. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

     Section 19. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a)  if to the Borrower, at 65 Valley Stream Parkway,
Malvern, PA 19355, Attention: Chief Financial Officer or at such other address for notice as the Borrower shall last have furnished in writing to the Agent; and

          (b)  if to the Agent, at 100 Federal Street, Boston,
Massachusetts 02110, Attention: Structured Real Estate, and to 115 Perimeter Center Place, N.E., Suite 500, Atlanta, Georgia 30346, Attn:
Lori Y. Litow, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Borrower.

          (c)  if to any Lender, at such Lender's address set forth on
Schedule 1, hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     Section 20. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF
LAW). THE BORROWER AGREES THAT ANY SUIT BY IT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT ONLY IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT FOR ANY SUIT BY AGENT OR ANY LENDER AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. IN ADDITION TO THE COURTS OF THE COMMONWEALTH OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL EXISTS AND THE BORROWER CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 19.

     Section 21. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 22. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     Section 23. ENTIRE AGREEMENT. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in
Section 25.

     Section 24. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, AND THIS WAIVER INCLUDES, WITHOUT LIMITATION, ANY DAMAGES PURSUANT TO M.G.L. C. 93A ET SEQ. THE BORROWER
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     Section 25. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders, and, in the case of amendments, with the written consent of the Borrower other than amendments to schedules made in the ordinary course as contemplated by this Agreement. Notwithstanding the foregoing, (i) the rate of interest on and the term or amount of the Notes, (ii) the amount of the Commitments of the Lenders (other than changes in Commitments pursuant to Assignments under Section 18 or pursuant to changes in the Total Commitment under Section 2.2), (iii) the amount of any fee payable to a Lender hereunder, (iv) any provision herein or in any of the Loan Documents which expressly requires consent of all the Lenders, (v) the funding provisions of Section 2.5 and
Section 2.7 hereof, (vi) the rights, duties and obligations of the Agent specified in Section 14 hereof, and (vii) the definition of Requisite Lenders, may not be amended without the written consent of each Lender affected thereby, nor may the Agent release the Borrower or any Guarantor from its liability with respect to the Obligations, without first obtaining the written consent of all the Lenders. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     Section 26. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     Section 27. ACKNOWLEDGMENTS. The Borrower hereby acknowledges that: (i) neither the Agent nor any Lender has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents;
(ii) the relationship in connection herewith between the Agent and the Lenders, on the one hand, and the Borrower, on the other hand, is solely that of debtor and creditor and (iii) no joint venture or partnership among any of the parties hereto is created hereby or by the other Loan Documents, or otherwise exists by virtue of the Facility or the Loans.


IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

WITNESS:                     LIBERTY PROPERTY TRUST

                             By:
--------------------------   ---------------------------------------
                              George J. Alburger, Jr.
                              Its Chief Financial Officer

                             LIBERTY PROPERTY LIMITED PARTNERSHIP

                             By: LIBERTY PROPERTY TRUST,
                             its general partner


                             By:
                             ----------------------------------------
                              George J. Alburger, Jr.
                              Its Chief Financial Officer


                             FLEET NATIONAL BANK
                             as Agent


                             By:
                             ----------------------------------------
                              Lori Y. Litow
                              Its Vice President

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